Exhibit 2.1

Final Version

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated May 1, 2017, is made by and among Leaf Group Ltd., a Delaware corporation (“Buyer”), Deny Designs, a Colorado corporation (“Seller”) and Dustin Nyhus (“Seller Shareholder”).

WITNESSETH:

WHEREAS,  Seller owns and operates the Business (as defined below).

WHEREAS, Seller Shareholder owns 100% of the equity securities of the Seller.

WHEREAS,  Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, the Business, including without limitation the Purchased Assets (as defined below), and the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1        Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

“Accounts Payable” means the accounts payable of Seller as determined in accordance with GAAP.

“Accounts Receivable” shall mean the trade accounts receivable and other rights to payment owed to Seller (including interest thereon and the full benefit of any security interest of Seller therein) to the extent related to the Business accrued in the ordinary course of business, as determined in accordance with GAAP, and any claim, remedy or other right related to the foregoing.

“Acquired Assets” shall mean all of the tangible and intangible assets of Seller of any kind, including, but not limited to the assets set forth on the Schedule of Acquired Assets attached hereto as Schedule 1.1(a), and all rights, title, interests therein, and excluding only the Excluded Assets.

“Affiliate” shall mean, as to any Person,  any other Person which, directly or indirectly, controls, or is controlled by,  or is under common control with, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities, by partnership, as trustee or executor, by Contract or otherwise.  For clarity, Dustin Nyhus and his controlled entities are Affiliates of Seller.

“Agreed List of Employees” shall mean the list of employees attached hereto as Schedule 1.1(b);  provided,  however, that such list shall be deemed to be amended to omit any person whose employment with Seller terminates prior to the Closing Date.

“Agreement” shall have the meaning set forth in the preamble.

“Allocation” shall have the meaning set forth in Section 2.13.

“Asset Transfer and Assumption Agreements” shall have the meaning set forth in Section 2.2(b).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.2(b).

“Assumed Agreements” shall mean the Contracts of the Seller that are listed on the Schedule of Assumed Agreements attached hereto as Schedule 1.1(c).

“Assumed Liabilities” shall mean only the following obligations and liabilities, in each case whether current or future, accrued, absolute, contingent or otherwise:

(a)        all of the line-item liabilities of Seller specifically listed on the Schedule of Assumed Liabilities attached hereto as Schedule 1.1(d) and not to exceed the respective amount for the respective line item set forth on the Schedule;

(b)        all liabilities and obligations under the Assumed Agreements arising after the Effective Time, specifically not including liabilities for breaches by Seller or any Affiliate thereof of any Assumed Agreement occurring prior to the Closing Date or that arise as a result of the assignment of an Assumed Agreement to Buyer in connection with the consummation of the transactions contemplated by this Agreement, or that arise from an action or omission of Seller or Seller Shareholder prior to Closing or arising in connection with Closing;

(c)        All Accounts Payable of Seller included in Net Working Capital;

(d)        all liabilities and obligations for Taxes relating to the ownership or operation of the Business or the Purchased Assets after the Effective Time and not attributable to a Pre-Closing Tax Period or an action or omission of Seller prior to Closing or imposed on Seller as a result of the consummation of the transactions contemplated by this Agreement, except for 50% of Transfer Taxes that are Buyer’s responsibility as provided in Section 2.7;

(e)        all liabilities and/or obligations arising out of, as a result of, or in connection with any Product Warranties made by Seller in connection with the Business’ provision of goods and services, provided however that Seller and Seller Shareholder expressly agree that any amount of such liabilities in excess of any amount set forth in Net Working Capital shall be a loss for which Buyer is indemnified by Seller.

“Balance Sheet Objections Statement” has the meaning set forth in Section 2.6(d)(i).

“Bill(s) of Sale” shall have the meaning set forth in Section 2.2(b).

“Books and Records” shall mean all books, ledgers, files, reports, plans and other documents and operating records of Seller to the extent exclusively related to the Business, whether or not in electronic form, other than books and records which under applicable Law are required to be retained by the company in possession of such books and records.  Books and Records shall include a list of all independent contractors, or contributors that provided content to the Business in 2015, 2016 and 2017 and a copy of the respective agreement (to the extent available in writing).  For the avoidance of doubt, Books and Records shall not include any Form W-9s or Personally Identifiable Information for such independent contractors or contributors.

“Business” shall mean (i) all of the business and operations of Seller of any kind and (ii) without limiting the foregoing, all of the business of the Seller or any Affiliate thereof constituting all of its wholesale and direct-to-consumer print-on-demand businesses, including, but not limited to the business conducted through the Websites (expressly including www.denydesigns.com).

“Business Day” shall mean any day on which banks are not required or authorized by Law to close in New York, NY, (for example, Saturdays and Sundays at not Business Days).

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 4.2(a) (Organization), Section 4.2(b) (Corporate Authority; No Violation), and Section 4.2(d) (Brokerage Fees).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Cash and Cash Equivalents” means all cash, restricted cash, and cash equivalents, including without limitation all those items that are required by GAAP to be included as “cash” or “cash equivalents” on the financial records of Seller.  For the avoidance of doubt, Cash and Cash Equivalents will: (a) be calculated net of issued but uncleared checks, wires and drafts; and (b) include checks, wires and drafts deposited for the account of Seller but not yet reflected as available proceeds in Seller’s accounts.

“Cause” means (a) Seller Shareholder’s unauthorized use or disclosure of material confidential information or trade secrets of Buyer or any Subsidiary of Buyer or any other material breach of a written agreement between Seller Shareholder and Buyer, including without limitation a material breach of any material term of Seller Shareholder’ employment or confidentiality agreement; (b) a material breach of Section 7.5 (Non-Compete) or Section 7.6 (Non-Solicitation) that continues after ten days’ notice from Company; (c) Seller Shareholder being charged with (and not being dismissed from within 45 days), or the entry of a plea of guilty or nolo contendere by Seller Shareholder to, (i) a felony under the laws of the United States or any state thereof or other foreign jurisdiction or (ii) any crime involving dishonesty or moral turpitude, to the extent resulting in material harm to Buyer and its Subsidiaries; (d)  Seller Shareholder’s gross negligence or willful misconduct or Seller Shareholder’s willful or repeated failure or refusal to substantially perform Seller Shareholder’s assigned duties, to the extent such assigned duties are consistent with applicable laws; or (e) any act of fraud, embezzlement, material misappropriation or material dishonesty committed by Seller Shareholder against Buyer or any of its Subsidiaries.

“Change in Control” shall mean (a) a “Change in Control” as defined in Buyer’s Amended & Restated 2010 Incentive Award Plan as in effect on the date of this Agreement or (b) the sale of a business unit of Buyer as part of which (i) the employment of Seller Shareholder is proposed to be transferred to a new employer or the (ii) all or substantially all of the assets of the business unit of Buyer to which Seller Shareholder then provides the majority of his services are transferred to a new owner.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Balance Sheet” has the meaning set forth in Section 2.6(a).

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Date Indebtedness” shall mean means the aggregate amount of Indebtedness of the Seller immediately prior to the Effective Time except all Indebtedness of Seller discharged at Closing.

“Closing Date Balance Payment” shall have the meaning set forth in Section 2.5.

“COBRA” shall mean the Consolidated Budget Omnibus Reconciliation Act of 1986, as amended, and any similar state Law.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Consent” shall have the meaning set forth in Section 2.9(a).

“Consultant” shall have the meaning set forth in Section 3.14(b).

“Contracts” shall mean any contracts, agreements, purchase orders, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

“Current Assets” means, as to the Business,  the current assets of the Business of the type(s) identified as components of “Current Assets” in the Net Working Capital Formula, in each case as determined in accordance with GAAP.

“Current Liabilities” means, as to the Business,  the current liabilities of the Business of the type(s) identified as components of “Current Liabilities” in the Net Working Capital Formula, in each case as determined in accordance with GAAP.

“Deductible Amount” shall have the meaning set forth in Section 8.5(a).

“Delayed Asset” shall have the meaning set forth in Section 2.9(a).

“Disability” means a disability as determined under Buyer’ applicable long-term disability plan that prevents Seller Shareholder from performing Seller Shareholder’s duties under the Employment Agreement (even with a reasonable accommodation by Buyer) for a period of six (6) months or more or, if no such plan applies, as determined in the reasonable discretion of Buyer.

“Disclosure Schedules” shall mean Seller’s disclosure schedules attached hereto or delivered to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Item” has the meaning set forth in Section 2.6(d)(i).

“Domains” shall have the meaning set forth in Section 3.9(b).

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employment Agreement” shall mean the employment agreement by and between Buyer and Seller Shareholder, substantially in the form attached hereto as Exhibit B, executed and delivered on the date hereof.

‘‘Environmental, Health, and Safety Requirements’’ means all Laws concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

“ERISA” shall have the meaning set forth in Section 3.15(a).

“ERISA Affiliate” shall mean any entity that is considered a single employer with Seller under Section 414 of the Code.

“Excess Net Working Capital” has the meaning set forth in Section 2.6(b)(ii).

“Excluded Agreements” shall mean all Contracts of Seller or any Affiliate thereof related to the Business other than the Assumed Agreements, each of which is listed on Schedule 1.1(e), which includes any inter-company Contracts between Seller and any of its Affiliates.

“Excluded Assets” shall mean:

(a)        those assets of Seller listed on the Schedule of Excluded Assets attached hereto as Schedule 1.1(f) or not necessary for the operation of the Business;

(b)        to the extent not included in the April 30, 2017 estimated Net Working Capital shown on Exhibit A,  all Cash and Cash Equivalents, bank accounts, and securities of Seller, Seller Shareholder, and any of its or their Affiliates;

(c)        Tax assets (including, but not limited to, net operating losses,  Tax credits, Tax refunds, and the right to receive any of the foregoing) of Seller or its Affiliates with respect to any Pre-Closing Tax Period;

(d)        All Excluded Agreements, including all rights, title, interests therein, and claims thereunder;

(e)        the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of employees listed on the Agreed List of Employees, and any other books and records that Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain; provided that Buyer will be entitled to retain a copy of all due diligence materials delivered to Buyer for the purposes of operation of the Business after the Closing and with respect to enforcement of its rights under the Transaction Documents;

(f)        all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g)        the specific rights to the action, suit or claim listed on Schedule 1.1(e) as they relate to a pre-Closing Period only;

(h)        all Seller Benefit Plans and trusts and other assets thereof; and

(j)         any and all rights of Seller or Seller Shareholder under this Agreement or any other agreement entered into in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, the Transaction Documents and the Employment Agreement).

“Excluded Liabilities” shall mean every liability and obligation of Seller or any of its Affiliates, whether accrued, absolute, contingent or otherwise, other than Assumed Liabilities,  including:

(a)        all liabilities and obligations of the Business and the Purchased Assets arising out of events or conditions occurring prior to the Closing Date (regardless of whether the claims are made before or after the Closing Date) that are not Assumed Liabilities;

(b)        all liabilities under the Assumed Agreements that are not Assumed Liabilities;

(c)        all liabilities resulting from any claim of Intellectual Property infringement taking place prior to the Closing (regardless of whether the claim is made before or after the Closing Date), to the extent attributable to a pre-Closing period or to the extent such a liability is a breach of any representation and warranty in Article III of this Agreement;

(d)        all payables outstanding as of the Closing Date other than those payables included in Net Working Capital;

(e)        all liabilities and obligations for Taxes relating to or arising from the ownership or operation of the Business or the Purchased Assets attributable to any Pre-Closing Tax Period and any obligations or liabilities for Taxes of Seller or any of its Affiliates (including, for the avoidance of doubt, any Transfer Taxes that are the responsibility of Seller as provided in Section 2.8 and any other Taxes payable by Seller or any of its Affiliates resulting from the transactions contemplated by this Agreement);

(f)        any liabilities or obligations of Seller or any of its Affiliates incurred or arising from or out of the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;

(g)        all liabilities arising out of or relating to (i) any Transferred Employee’s employment (or the termination of such employment) with Seller, (ii) any other current or former employee’s employment (or the termination of such employment) with Seller,  or (iii) any Seller Benefit Plan;

(h)        any liabilities relating to or arising out of the Excluded Assets; and

(i)        any other obligations or liabilities of Seller or the Business not included in the definition of Assumed Liabilities.

“Existing Lender” has the meaning set forth in Section 2.5(a)(i).

“Final Closing Balance Sheet” has the meaning set forth in Section 2.6(d)(iii).

“Financial Information” shall mean the unaudited balance sheets of Seller as of December 31, 2015 and 2016, and the income statements and statements of cash flows of Seller for the twelve (12) month periods then-ended, and the unaudited balance sheet of Seller as of March 31, 2017, and the income statement and statement of cash flows of Seller for the three (3) month period then-ended, in each case as attached hereto as Schedule 1.1(g).

“First Annual Installment” shall be One Million Two Hundred Thousand Dollars ($1,200,000) payable on the first anniversary of the Closing, provided however that the amount is subject to reduction for Losses of Buyer as provided in this Agreement and subject to further reduction to a fixed amount of Three Hundred Thousand Dollars ($300,000) if the Business does not develop a Furniture Prototype in the twelve-month period ending on the first anniversary of the Closing.  The determination shall be made in good faith by an officer of Buyer with a 30 day cure period if a proposed Furniture Prototype is delivered more than 60 days in advance of the due date of the First Installment and is determined by the officer to not meet the requirement.

“Foreign Contractor Agreements” shall mean one or more agreements acceptable to Buyer which pre-pays for six (6) months all expenses of foreign based independent contractor of Seller for six months after the Closing Date.

“Furniture Prototype”  shall mean a physical prototype for an item of furniture similar in utility and quality of the types of furniture products previously developed and currently sold by the Business as of the Closing Date, in each case, which is capable of being efficiently produced within the Business’ print-on-demand business model and marketed by the Business to wholesale and retail customers.  For purposes of the First Installment Payment, the Second Installment Payment, and the Third Installment Payment, the determination of whether such a physical prototype (a) is similar in utility and quality of the types of furniture products previously developed and currently sold by the Business as of the Closing Date and (b) is capable of being efficiently produced within the Business’ print-on-demand business model and marketed by the Business to wholesale and retail customers shall be made in good faith by an officer of the Company experienced in such matters.  The requirements of the Business to develop a Furniture Prototype in each of the twelve-month periods following the Closing shall only be applicable if (i) the Business is actively in the business of marketing and selling print-on-demand furniture products to its wholesale and retail customers and (ii) the Selling Shareholder has not either (A) suffered a Disability; (B) died; (C) terminated his employment with Good Reason; or (D) been terminated without Cause.

“GAAP” shall mean generally accepted accounting principles in the United States in effect as of the date of this Agreement, means United States generally accepted accounting principles in effect as of the Closing Date, consistently applied in a manner consistent with the Financial Statements and past practice of the Company.

“Good Reason” means: (a) a demotion or material diminution of Seller Shareholder’s position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by Buyer upon notice by Seller Shareholder in accordance with the provisions of the Employment Agreement); (b) a requirement that Seller Shareholder report to work more than thirty  (30) miles from Seller’s current location (not including normal business travel required of the Employee’s position); (c) a material reduction in Seller Shareholder’s base salary under the Employment Agreement;  (d) a material breach by Buyer of its payment obligations under Article II this Agreement not cured within 30 days after notice; (e) a material breach of the salary, bonus, benefit or work location provisions of the Employment Agreement that remains not cured within 30 days after notice; or (f) the occurrence of a Change in Control.

“Governmental Entity” shall mean any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Holdback Amount” is $1,200,000, to be taken first from the First Annual Installment., provided however that any deduction from the Holdback Amount for a Net Working Capital Deficiency shall not reduce the Holdback Amount below $1,200,000.  For example, if Net Working Capital Deficiency is $50,000, such amount shall be deducted from the Holdback Amount, but $1,200,000 shall remain available to the Buyer for Losses suffered by Buyer Indemnified Parties.

“Inbound License Agreements” shall have the meaning set forth in Section 3.9(j).

“Indebtedness” means, of any Person, without duplication:

(a)        indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money;

(b)        amounts owing as deferred purchase price for property or services, including all seller notes or “earn out” payments;

(c)        indebtedness evidenced by any note, bond (other than any performance bond or similar instrument), debenture, mortgage, deed of trust or other debt instrument or debt security;

(d)        payment obligations due and owing under any interest rate, currency or other hedging agreement;

(e)        obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing;

(f)        any obligation under any lease required to be recorded as a capital lease under GAAP;

(g)        any obligation or liability secured by any Lien (other than any Permitted Lien) on any property of Seller;

(h)        guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (g) above; and

(i)        for clauses (a) through (h) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Independent Accountants”  means a national or regional certified independent accounting firm mutually agreed by Seller and Buyer, or if Buyer and Seller are unable to mutually agree upon such an Independent Accountant within a ten (10)-day period, then Buyer and Seller shall each select an accounting firm and such firms together shall select the Independent Accountant.

“Intellectual Property” or “IP” shall mean all intellectual property or proprietary rights and assets, and all rights, interests and protections that are required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) Patents,  (c) Trademarks,  (d) works of authorship, databases, or any other materials that are protectable via copyright, droit de auteur, sui generis or similar legal construct, (e) Trade Secrets,  (f) rights to apply for and hold registrations in domain names, (g) software, (h) all Intellectual Property Registrations and rights to apply therefor, and

(i) all rights to sue or recover and retain damages, costs, attorneys’ fees and any other remedies available for present and future (but not past) infringement or misappropriation of any of the foregoing.

“Intellectual Property Assignments” shall have the meaning set forth in Section 2.2(b).

“Intellectual Property Registrations” shall mean all registrations of Intellectual Property or applications therefor, including Patents,  Trademark registrations and applications therefor, and copyright registrations and applications therefor.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 3.5.

“Knowledge” shall mean with respect to Seller, the actual knowledge of Dustin Nyhus, Kim Nyhus, Greg van Hoesen, and Sara Jackson after review of this Agreement and the Schedules hereto.

“Law” shall mean any applicable law (including common law), statute, rule, regulation, judgment, code, ordinance, order or decree administered or issued by any Governmental Entity.

“Leased Assets” shall mean the assets used or otherwise commercialized or exploited by Seller in connection with the Business or the operation thereof that are leased to Seller under a valid and enforceable written lease, other than any lease that is an Excluded Agreement.

‘‘Leased Real Property’’ means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller including the right to all security deposits and other amounts and instruments held by or on behalf of Seller thereunder.

‘‘Leases’’ means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property.

“Leave Employees” shall have the meaning set forth in Section 7.1(b).

“Licensed IP” shall mean any Intellectual Property used in and material to the Business or the operation thereof that is owned by a third party and licensed to Seller or any Affiliate thereof.

“Lien” shall mean any lien, claim, mortgage, encumbrance, pledge, security interest, easement, or restriction.

“Losses” shall mean all losses, obligations, demands, liabilities, penalties, fines, judgments, awards, sums required to be repaid, claims, damages, settlement payments, actions or causes of action, Liens, interest, costs and expenses (including reasonable attorneys’ fees and expenses) but excluding any consequential, incidental or indirect damages, special or punitive damages (including loss of revenue, diminution in value, and any Losses or damages calculated using any type of multiple but excluding cases where such Losses are actually paid as a result of a third party claim).

“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect or occurrence that (a) has or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of the Business or (b) would be reasonably likely to prevent or materially delay or materially impair the ability of Seller to consummate the transactions contemplated hereby; except for any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, arises out of or results from  (i) changes in general economic or political conditions or banking, financial or securities markets, (ii) the execution and performance of or compliance with this Agreement,  (iii) any outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, (iv) changes generally affecting the industry in which the Business operates, (v) any changes in Law or accounting rules (including GAAP); (vi) the announcement or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, artists, licensors, suppliers, distributors, or other Persons having a relationship with Seller and/or the Business; (vii) natural or man-made disasters (other than as a result of action or omission of Seller or an employee or contractor of Seller, or (viii)  any acts taken (or omitted to be taken) in compliance with the terms of the Transaction Documents or with the express prior written consent of Buyer.

“Material Contracts” shall have the meaning set forth in Section 3.8.

“Minimum Net Working Capital Amount” means One Hundred Fifty Thousand Dollars ($150,000).

“NDA” shall have the meaning set forth in Section 6.1.

“Net Working Capital”  shall mean Current Assets minus Current Liabilities, as calculated in a manner consistent with the Net Working Capital Formula and, to the extent so consistent, in accordance with GAAP.

“Net Working Capital Deficiency”  shall have the meaning set forth in Section 2.6(b)(i).

“Net Working Capital Formula”  shall mean the calculations set forth on Exhibit A. The dollar amounts set forth on Exhibit A are solely for the purpose of providing an example of the calculations.

“Open Source Software” shall have the meaning set forth in Section 3.9(t).

“Orders” shall mean any orders, judgments,  injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Outbound License Agreement” shall have the meaning set forth in Section 3.9(m).

“Owned IP” shall mean any Intellectual Property listed on Schedules 3.9(a) (Trademarks); 3.9(b) (Domains); 3.9(c) (Registered Copyrights); 3.9(d) (Patents); 3.9(e) Social Media); Seller’s Trade Secrets; and all rights to unregistered copyrights that are owned by Seller produced by employees or assigned to Seller under independent contractor agreements.

‘‘Owned Real Property’’ means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Seller.

“Party” shall mean each of Buyer,  Seller and Seller Shareholder.

“Patents” shall mean, in any and all countries, patents and patent applications (design or utility), and industrial design registrations, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions, and reexaminations.

“Permitted Liens” shall mean (a) Liens for Taxes that are not yet due or delinquent or that are being diligently contested in good faith and for which adequate reserves have been established in accordance with GAAP,  (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business consistent with past practice and not exceeding $25,000 in the aggregate except as set forth on Schedule 1.1(h),  (c) pledges, deposits or other Liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (d) all covenants, conditions, restrictions, easements, charges, rights-of-way and similar matters set forth in any state, local or municipal franchise of Seller,  or other imperfection of title or similar Liens, which do not materially interfere with the continued use of the property for the operation of the Business and do not materially affect the validity of title of such property.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, Governmental Entity or any other entity or group (as such term is used in Section 13 of the Securities Exchange Act of 1934, as amended).

“Personally Identifiable Information” shall have the meaning set forth in Section 3.9(n).

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Price Per Share” means $7.798.

“Privacy Policy” shall have the meaning set forth in Section 3.9(n).

“Product Warranties” shall have the meaning set forth in Section 3.23.

“Proposed Closing Balance Sheet Value” has the meaning set forth in Section 2.6(d)(iii).

“Purchase Price” shall have the meaning set forth in Section 2.4.

“Purchased Assets” shall mean, collectively, the Acquired Assets and the Assumed Agreements.  For the avoidance of doubt, the Purchased Assets exclude the Excluded Assets.

‘‘Real Property Laws’’ has the meaning set forth in Section 3.21(e).

“Registered Copyrights” shall have the meaning set forth in Section 3.9(c).

“Registered Trademarks” shall have the meaning set forth in Section 3.9(a).

“Representative” shall mean, with respect to any Person,  any director, member, limited or general partner, officer, employee, agent, consultant, advisor, counsel, accountant or other representative of such Person.

“Required Consents” shall have the meaning set forth in Section 2.10(j).

“Restricted Field” shall have the meaning set forth in Section 7.5.

“Restricted Period” shall have the meaning set forth in Section 7.5.

“Second Annual Installment” shall be One Million Two Hundred Thousand Dollars ($1,200,000) payable on the second anniversary of the Closing; provided however that the amount is subject to reduction for Losses of Buyer as provided in Sections 8.5(a)(i),  (ii) and (iv) of this Agreement and subject to further reduction as follows:

(i)        Reduced to a fixed amount of Three Hundred Thousand Dollars ($300,000) if the Business does not develop a Furniture Prototype in the twelve-month period ending on the first anniversary of the Closing;

(ii)       Reduced to a fixed amount of Six Hundred Thousand Dollars ($600,000) if the Business develops a Furniture Prototype in the twelve-month period ending on the first anniversary of the Closing, but the Business does not develop an additional Furniture Prototype during the twelve-month period ending on the second anniversary of the Closing.  The determination shall be made in good faith by an officer of Buyer with a 30 day cure period if a proposed Furniture Prototype is delivered more than 60 days in advance of the due date of the Second Installment and is determined by the officer to not meet the requirement.

“Seller” shall have the meaning set forth in the preamble.

“Seller Benefit Plans” shall have the meaning set forth in Section 3.15(a).

“Seller Fundamental Representations” means the representations and warranties of Seller and Seller Shareholder in Section 3.1 (Qualification and Organization),

Section 3.2(a) and 3.2(b) (Corporate Authority Relative to this Agreement; No Violation), Section 3.13 (Taxes), Section 3.17 (Brokerage Fees) and the representations of Seller Shareholder in Section 4.1(a) (Authorization), Section 4.1(b) (Non-Contravention); Section 4.1(c); and Section 4.1(d) (Shares).

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Seller Permits” shall have the meaning set forth in Section 3.6.

“Straddle Period” shall mean any taxable period beginning before the Closing Date and ending on or after the Closing Date.

“Subsidiary”  or “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities are directly or indirectly owned by such party or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Systems” has the meaning set forth in Section 3.9(r).

“Tax” and “Taxes”  shall mean any and all federal, state, local or foreign or provincial taxes, imposts, levies or other similar assessments, including, without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, minimum, alternative minimum, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, workers’ compensation, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other similar fees, assessments and charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Returns” shall mean any return, report or similar filing (including any attached schedules and supplements) filed or required to be filed with respect to Taxes,  including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxing Authority” shall mean the United States Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

“Third Annual Installment” shall be One Million Two Hundred Thousand Dollars ($1,200,000) payable on the third anniversary of the Closing; provided however that the amount is subject to reduction for Losses of Buyer as provided in Sections 8.5(a)(i),  (ii) and (iv) of this Agreement and further reduction as follows:

(i)        Reduced to a fixed amount of Three Hundred Thousand Dollars ($300,000) if the Business does not develop a Furniture Prototype in the twelve-month period ending on the first anniversary of the Closing;

(ii)       Reduced to a fixed amount of Six Hundred Thousand Dollars ($600,000) if the Business develops a Furniture Prototype in the twelve-month period ending on the first anniversary of the Closing, but the Business does not develop an additional Furniture Prototype during the twelve-month period ending on the second anniversary of the Closing;

(iii)      Reduced to a fixed amount of Nine Hundred Thousand Dollars ($900,000) if the Business develops a Furniture Prototype in each of the first two twelve-month periods ending on the second anniversary of the Closing but the Business does not develop an additional Furniture Prototype in the twelve-month period ending on the third anniversary of the Closing.  The determination shall be made in good faith by an officer of Buyer with a 30 day cure period if a proposed Furniture Prototype is delivered more than 60 days in advance of the due date of the Third Installment and is determined by the officer to not meet the requirement.

 “Trade Secrets” shall mean all trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, formulas, algorithms, data, discoveries, developments, inventions, or other confidential or business information.

“Trademarks” shall mean all trademarks, service marks, trade dress, logos, slogans, trade names, service names and corporate and business names.

“Transaction Documents” shall mean this Agreement, the Asset Transfer and Assumption Agreements, the NDA, and all other agreements, certificates, instruments, documents and writings delivered in connection with the transactions contemplated in this Agreement or any other Transaction Document, but expressly excluding the Employment Agreement.

“Transfer Period” shall have the meaning set forth in Section 2.9(a).

“Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration, value added and other such similar Taxes and fees.  Transfer Taxes expressly exclude income taxes of Seller and Seller Shareholder and withholding and similar Taxes payable in connection with separation of employment of employees of Seller.

“Transferred Employees” shall have the meaning set forth in Section 7.1(b).

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and substantially similar state laws related to plant closings, relocations, mass layoffs and employment losses.

“Websites” shall mean the media web sites hosted by or on behalf of Seller or any of its Affiliates, at the Domains.

Article II

CLOSING

2.1        Closing.  The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Sparks Willson Borges Brandt & Johnson, PC, 24 S. Weber Street, Colorado Springs, CO 80903 at 10:00 a.m. Mountain Time on the date of this Agreement or at such other place or time as the Parties may mutually agree in writing (the date on which Closing is set to occur is referred to herein as the “Closing Date”).  For the purpose of any calculation or determination required to be made by any of the Parties following the Closing, the Closing shall be deemed to have been effective as of 12:01 a.m. Mountain Time (the “Effective Time”), on the Closing Date.  For the avoidance of doubt, all activities of the Business on the Closing Date shall be to the account of Buyer.

2.2        Assets to Be Sold.

(a)       At the Closing,  Seller shall sell, assign, transfer and deliver or cause to be delivered to Buyer the Purchased Assets and all right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(b)       Such transfers will be effected pursuant to (i) one or more bills of sale in form and substance identical to Exhibit C transferring to Buyer good and valid title to all the Acquired Assets other than Intellectual Property (the “Bill(s) of Sale”), (ii) one or more assignments of Intellectual Property in form and substance identical to Exhibit D assigning to Buyer all right, title and interest in and to the Intellectual Property included in the Acquired Assets (including such Trademarks and Registered Copyrights and domain names registrations) (the “Intellectual Property Assignments”) and (iii) one or more assignment and assumption agreements in form and substance identical to Exhibit E assigning to Buyer all right, title and interest in and to the Assumed Agreements (the “Assignment and Assumption Agreement”, and, together with the Bill(s) of Sale and the Intellectual Property Assignments, the “Asset Transfer and Assumption Agreements”).

2.3        Assumption of Liabilities.  At the Closing, Buyer shall assume the Assumed Liabilities and shall agree to pay, perform and discharge the Assumed Liabilities with such assumption to be effected in this Agreement and in the Asset Transfer and Assumption Agreements.  Buyer is not assuming any debt, liability or obligation of Seller or any Affiliate of Seller other than the Assumed Liabilities and Seller and its Affiliates shall retain all Excluded Liabilities.

2.4        Purchase Price.  Subject to the terms and conditions of this Agreement, in full consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, Buyer agrees (a) to pay Seller a purchase price of Twelve Million Dollars ($12,000,000) (the “Purchase Price”) and (b) to assume the Assumed Liabilities.  The Purchase Price will be payable as provided in Section 2.5.

2.5        Payment of the Purchase Price.    The Purchase Price will be payable as follows:

(a)        Closing Date.  On the Closing Date:

(i)        Loan Payment – For the benefit of Seller, Buyer will pay to JPMorgan Chase Bank, NA (“Existing Lender”) the amount determined in accordance with the payoff letter delivered under Section 2.10 (the “Loan Payment”) in order to pay in full the outstanding Indebtedness of Seller to the Existing Lender; and

(ii)        Leaf Common Stock.  Buyer will issue to Seller a number of shares of Common Stock of Buyer (the “Closing Leaf Shares”) equal to the quotient of the following (rounded to the nearest share):

(A)        One Million Six Hundred and Eighty Thousand Dollars ($1,680,000); divided by

(B)        The Price Per Share.

(iii)        Balance of Closing Date Purchase Price. Buyer will pay to Seller the difference of Six Million Seven Hundred and Twenty Thousand Dollars ($6,720,000) minus the Loan Payment (the “Closing Date Balance Payment”).

(b)       First Anniversary of the Closing Date.  Subject to reduction as provided in this Agreement, on the first anniversary of the Closing Date, Buyer will pay to Seller the First Annual Installment.

(c)       Second Anniversary of the Closing Date.  On the second anniversary of the Closing Date, Buyer will pay to Seller the Second Annual Installment; provided that if a Change in Control occurs prior to the second anniversary of the Closing Date, Buyer shall pay the Second Annual Installment to Buyer on the date on which such Change in Control is consummated.

(d)       Third Anniversary of the Closing Date.  On the third anniversary of the Closing Date, Buyer will pay to Seller the Third Annual Installment; provided that if a Change in Control occurs prior to the third anniversary of the Closing Date, Buyer shall pay the Third Annual Installment to Buyer on the date on which such Change in Control is consummated.

2.6        Working Capital Adjustment.

(a)        Calculation.  As soon as practicable, but in no event later than ninety (90) days, after the Closing Date, Buyer will prepare and deliver to Seller a closing statement of the Seller dated as of immediately prior to the Effective Time, prepared in accordance with the Net Working Capital Formula (the “Closing Balance Sheet”), that includes a calculation and statement of: (1) Current Assets, Current Liabilities and Net Working Capital; (2) Closing Date Indebtedness; and (3) Buyer’s good faith calculation of the resulting Net Working Capital Deficiency or Excess Net Working Capital, as the case may be, together with all workpapers that are reasonably requested by Seller to verify the accuracy of amounts set forth in the Closing Balance Sheet, but only to the extent related to the preparation of the Closing Balance Sheet.

(b)       Payment .  Subject to Section 2.6(c), to the extent the Net Working Capital of the Seller immediately prior to the Effective Time (as set forth in the Final Closing Balance Sheet) is:

(i)        less than the Minimum Net Working Capital Amount (“Net Working Capital Deficiency”), Buyer will deduct the amount of such Net Working Capital Deficiency from the Holdback Amount, however this does not reduce the Holdback Amount for indemnity in accordance with the definition of Holdback Amount; or

(ii)        greater than the Minimum Net Working Capital Amount (“Excess Net Working Capital”), Buyer will pay to Seller the amount of any Excess Net Working Capital.

Any payment required pursuant to this Section 2.6(b) will be paid within Ten (10) Business Days after the Closing Balance Sheet becomes final, binding and non-appealable on the Parties pursuant to this Section 2.6, by wire transfer of immediately available funds to the account designated by the receiving Party in writing at least two (2) Business Days prior to the expiration of such ten (10) Business Day period.  Any amounts not paid to Buyer or Seller, as applicable, when required pursuant to this Section 2.6(b) will bear interest from the required date of payment to the actual date of payment at a rate that is two percent (2%) per annum in excess of the rate of interest announced publicly by Citibank N.A. in New York, New York on the date on which the Closing Balance Sheet becomes final, binding, and non-appealable on the Parties.

(c)        Audit Right.  Buyer agrees to keep accurate books and records reasonably necessary to determine Net Working Capital.  All such books and records will be retained by Buyer until the Closing Balance Sheet becomes final and binding on the Parties pursuant to this Section 2.6.  Upon two (2) Business Days’ prior written notice to Buyer, Seller or its designated Representative will have the right during reasonable business hours to examine such books and records.  Upon receipt of Seller’s written request therefor, Buyer shall provide to Seller all workpapers that are reasonably requested by Seller to verify the accuracy of amounts set forth in the Closing Balance Sheet, but only to the extent related to the preparation of the Closing Balance Sheet.

(d)       Dispute Resolution.

(i)        If Seller has any objection to the Closing Balance Sheet, Seller will deliver to Buyer, within twenty (20) Business Days of receipt of the Closing Balance Sheet, a statement indicating its objection to the Closing Balance Sheet and setting forth its objections, if any, thereto (the “Balance Sheet Objections Statement”).  The audit right of Seller set forth in Section 2.6(c) can be used by Seller to assist it in determining the basis for any objections.  The Balance Sheet Objections Statement will specify in reasonable detail each of Seller’s objections to the specific items in the Closing Balance Sheet (each such disputed item, a “Disputed Item”) and contain a statement setting forth in reasonable detail the calculation of Current Assets, Current Liabilities, and Net Working Capital immediately prior to the Effective Time and Seller’s good faith calculation of the resulting Net Working Capital Deficiency or Excess Net Working Capital, as the case may be.  Buyer and Seller will promptly use their commercially reasonable efforts to negotiate in good faith to resolve any such objections.  If Buyer and Seller agree in a writing executed by both Parties on the content of the Closing Balance Sheet, with such adjustments and/or amendments thereto, if any, as to which they both agree, then such Closing Balance Sheet, as so adjusted and/or amended, will become final, binding and non-appealable on the Parties on the date of such writing.

(ii)        If a Balance Sheet Objections Statement is not delivered to Buyer by Seller by 5:00 p.m. Mountain Time on the date that is twenty (20) Business Days after Seller’s receipt of the Closing Balance Sheet, then the Closing Balance Sheet will automatically become final, binding and non-appealable on the Parties.

(iii)        If Buyer and Seller fail to resolve any such objection within fifteen (15) Business Days following Buyer’s receipt of Seller’s Balance Sheet Objections Statement, then the dispute will be submitted for resolution to the Independent Accountants who will be promptly retained to determine the Closing Balance Sheet, which determination will be made as promptly as possible.  Buyer and Seller each will submit to the Independent Accountants specific values for the Disputed Items that they believe to be correct (each, a “Proposed Closing Balance Sheet Value”) and all relevant supporting documentation for the basis for such values.  The Independent Accountants will determine, based solely on review of the supporting documentation provided by Buyer and Seller, the Disputed Items and will render a written report as to the resolution of each Disputed Item and the resulting Closing Balance Sheet and Net Working Capital Deficiency or Excess Net Working Capital, as the case may be.  The Independent Accountants’ role will be limited to resolving such objections and determining the correct calculations to be used with respect only to the Disputed Items, and the Independent Accountants will not make any other determination as to any other item on the Closing Balance Sheet.  The Independent Accountants will not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by Buyer or Seller or less than the smallest value for such Disputed Item claimed by Buyer or Seller.  The fees, expenses and costs of the Independent Accountants will be paid by Seller and Buyer on a several basis in proportion to the amounts by which the Net Working Capital resulting from each Party’s Proposed Closing Balance Sheet Values for the Net Working Capital differs from the Net Working Capital set forth in the Final Closing Balance Sheet.  Such proportional allocation of fees, expenses and costs will be determined by the Independent Accountants at the time that their determination is rendered on the Disputed Items.  The Closing Balance Sheet resulting from the determination of the Independent Accountants, absent fraud and/or computational errors (the “Final Closing Balance Sheet”), will become final, binding and non-appealable on the Parties on the date such determination is rendered and received by the Parties, and no Party will seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Independent Accountants.  Judgment may be entered to enforce the final decision of the Independent Accountants in any court having proper jurisdiction.

2.7        Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, Seller shall not and does not agree to sell, assign or deliver to Buyer, and Buyer shall not purchase, acquire or obtain under this Agreement or the transactions contemplated hereby, any of the Excluded Assets.

2.8        Transfer Taxes and Value Added Tax; Bulk Sales.  All Transfer Taxes resulting from the transactions contemplated by this Agreement and the cost of filing all necessary Tax

Returns and other documentation with respect to such Transfer Taxes shall be borne 50% by the Seller and 50% by the Buyer.  Seller and Buyer will cooperate in timely filing all Tax Returns and other documentation related to such Transfer Taxes.  Such Tax Returns shall be prepared and filed by the party responsible under applicable Law for preparing and filing such Tax Returns, and a copy of each such Tax Return shall be provided to the other party.

2.9        Non-Assignability of Assets.

(a)       To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset (a “Delayed Asset”) is prohibited by any Law or would require any governmental or third-party authorizations, approvals, consents or waivers (each, a “Consent”) and such Consent shall not have been obtained as of the Closing, neither this Agreement nor any Asset Transfer and Assumption Agreement shall constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery of such Delayed Asset.  For a period (the “Transfer Period”) beginning on the Closing Date and ending six (6) months from such date, Seller and Buyer agree to use commercially reasonable efforts to cooperate to ensure that Buyer, to the greatest extent permitted by applicable Law following the Closing, will obtain all the economic benefits and burdens intended to be assigned in respect of such Delayed Asset.  Seller and Buyer shall take such action as the other Party may reasonably request so as (i) to provide Buyer with the benefits and burdens of each Delayed Asset (including permitting Buyer to take actions, in the name of Seller, but at Buyer’s expense and only after obtaining the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned, or delayed), required to enforce any rights necessary for Buyer to receive the full benefits of such Delayed Asset) and (ii) to effect collection of money or other consideration due and payable under the Delayed Asset.  Seller shall pay over as soon as reasonably practicable to Buyer all money or other consideration received by it in respect of each Delayed Asset and shall treat all such consideration as having been received on behalf of Buyer as Buyer’s agent, including for Tax purposes. Buyer shall reimburse or compensate Seller as soon as reasonably practicable for all burdens of each Delayed Asset borne by Seller during the Transfer Period, but only to the extent that the corresponding benefit(s) of such Delayed Asset are received by or paid over to Buyer.

(b)       During the Transfer Period,  Seller shall continue to use its commercially reasonable efforts to obtain all Consents necessary to transfer the Delayed Assets to Buyer as promptly as reasonably practicable.  At such time and on each occasion after the Closing Date that a Consent shall be obtained with respect to any Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to Buyer by Seller.

(c)       Notwithstanding anything to the contrary herein, in no event shall Seller be obligated or required to (i) take any action to renew or otherwise extend the term of any Delayed Asset unless Buyer shall have obtained a written release of Seller from all liabilities relating to such Delayed Asset, in form and substance reasonably satisfactory to Seller; (ii) take any action or fail to take any action that is in violation of or conflict with any applicable Law,  Seller Permit,  or the terms of any Contract;  or (iii) pay any amounts to any party with respect to any Delayed Asset after the Closing unless and until it has been advanced such amounts by Buyer.

2.10        Delivery by Seller.  At the Closing, Seller will deliver, or cause to be delivered, to Buyer the following:

(a)       An officer’s certificate substantially in form attached as Exhibit G;

(b)       a payoff letter from the Existing Lender for all amounts owed it by Seller;

(c)       duly executed counterparts of the Transaction Documents to which Seller or Seller Shareholder is a party;

(d)        the Required Consents;

(e)        the Employment Agreement, duly executed by Seller Shareholder;

(f)        a  duly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying Seller’s non-foreign status;

(g)       Evidence that all amounts due employees of Seller through the end of the Closing Date, including accrued vacation and any severance amounts have been paid or funds have irrevocably been delivered to a payroll service with instructions to pay on or about the Closing Date.

(h)       The Foreign Contractor Agreement(s);

(i)        Articles of Amendment filed with the Colorado Secretary of State changing Seller’s name from “Deny Design” to a new name as approved in writing by Buyer not earlier than three (3) Business Days prior to the Closing Date;

(j)        All of the  Consents listed on Schedule 2.10(j), and executed counterparts thereof (the “Required Consents”).

(k)       Evidence reasonably satisfactory to the Buyer that all Liens pertaining to the Purchased Assets, except Permitted Liens, have been released.

(l)        other documents reasonably requested by Seller evidencing the conditions in Section 5.1 have been met.

2.11        Delivery by Buyer.  At the Closing, Buyer will deliver, or cause to be delivered, to Seller the following:

(a)       the Closing Date Balance Payment by wire transfer of immediately available funds (to Seller’s account set forth on Exhibit F);

(b)       the Closing Leaf Shares through American Stock Transfer & Trust Company, LLC book entry to a brokerage account of Seller designated in writing by Seller;

(c)       an officer’s certificate substantially in form attached as Exhibit H;

(d)       duly executed counterpart to the Employment Agreement;

(e)       [ reserved ];

(f)        duly executed counterparts of the Transaction Documents to which Buyer or any of its Affiliates is a party; and

(g)       all other documents, instruments, or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement.

2.12        Holdback Amount Procedures.  The amount of the First Annual Installment is the Holdback Amount.  The Holdback Amount is held by the Buyer as security for any indemnification claim made pursuant to Section 8.2 and any Net Working Capital Deficiency determined in accordance with Section 2.6, provided that any Net Working Capital Deficiency will not be deemed to reduce the Holdback Amount below $1,200,000.  The Holdback Amount shall be held by Buyer in accordance with the terms and subject to the conditions set forth in this Agreement.  Any portion of the Holdback Amount not distributed to Seller by Buyer shall be deemed to be a reduction in the Purchase Price.

2.13        Purchase Price Allocation.  The Purchase Price and the Assumed Liabilities, to the extent they are considered “amounts realized” for federal income tax purposes, shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as applicable) in a manner consistent with Schedule 2.13 (the “Allocation”).  The Parties agree that:

(a)       each Party shall follow and utilize the Allocation for all Tax reporting purposes, including reporting the sale and purchase of the Purchased Assets on all applicable Tax Returns and Tax forms in a manner consistent with such Allocation, and none of the Parties shall take a position on any Tax Return (including IRS Form 8594), before any Governmental Entity or in any administrative or judicial proceeding that is inconsistent with such Allocation without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed;  provided,  however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such Allocation;

(b)       the Parties shall promptly advise and consult with each other, to the extent legally permissible, regarding or with respect to the existence of any Tax audit, examination, claim for refund, controversy, adjustment or litigation related to any such Allocation; and

(c)       if the Purchase Price is adjusted (including pursuant to Section 8.7), then the Allocation shall be amended as mutually agreed upon by Buyer and Seller to reflect such adjustment in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

2.14        Investment.

(a)       The parties agree that the Leaf Closing Shares have not, and will not be registered under the Securities Act or under any state securities laws, are begin offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and are subject to the restrictions set forth in Section 7.8.

(b)       Seller represents and warrants the following:

(i)        Seller is acquiring the Leaf Closing Shares solely for its own account for investment purposes, and not with a view to the distribution thereof;

(ii)       Seller is a sophisticated investor with knowledge and experience in business and financial matters;

(iii)      Seller has reviewed all public information about the Buyer and accordingly understands the merits and the risks inherent in holding the Leaf Closing Shares;

(iv)      Seller is able to bear the economic risk and lack of liquidity inherent in holding the Leaf Closing Shares; and

(v)       Seller is an accredited investor by virtue of the Seller Shareholder being an accredited investor.

(c)       Promptly upon Seller’s request, when the restrictions in Section 7.8 have lapsed, Buyer will remove legends to permit the Leaf Closing Shares to be sold on a public market place upon presentation of a proper capitalized Seller representation letter and a broker representation letter.  Buyer shall bear all out of pocket costs and expenses (including attorneys’ fees) incurred by any Party in connection with the removal of such legends.  Seller shall reasonably cooperate with the reasonable requests of Buyer in connection therewith, including the necessary seller and broker representations letters required in connection with the delivery of a legend removal opinion letter to the Buyer’s stock transfer agent.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in the Disclosure Schedules (it being understood that any matter set forth in the Disclosure Schedules shall be deemed disclosed with respect to any section of this Article III to which the matter relates, so long as the applicability of such matter to such section is reasonably apparent based on the face of the disclosure to a reader unfamiliar with Seller or the Business), Seller and Seller Shareholder jointly and severally represent and warrant to Buyer as of the date hereof as follows:

3.1        Qualification and Organization.

(a)        Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado.  Seller has the corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as presently conducted, except where the failure to do so would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)       Seller is qualified to do business or licensed and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of the Purchased Assets or conduct of the Business requires such qualification or license, except where the failure to so qualify or to be so licensed or in good standing would not have a Material Adverse Effect.

(c)       Seller currently does not have, and has never had, any Subsidiaries.

3.2        Corporate Authority Relative to this Agreement; No Violation.

(a)       Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which Seller is a party,  and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller (including, for the avoidance of doubt, the vote or approval of Seller Shareholder) are necessary to authorize this Agreement and each of the other Transaction Documents to which it is a party,  or to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Seller and, assuming due execution and delivery by Buyer and the other parties thereto, constitutes, and each of the other Transaction Documents to which it is a party will constitute, upon the due and valid execution and delivery thereof by Seller and Buyer and any other parties thereto, the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(b)       Except as would not have a Material Adverse Effect, neither any authorization, consent or approval of, or filing with, any Governmental Entity nor any Consent is necessary, under applicable Law,  in connection with the execution, delivery and performance of this Agreement,  or any other Transaction Document to which Seller is a party, by Seller or for the consummation by Seller of the transactions contemplated hereby or thereby.

(c)       The execution and delivery by Seller of this Agreement and each of the other Transaction Documents to which Seller is a party, do not, the performance by Seller of its obligations under this Agreement and each of the other Transaction Documents to which it is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof by Seller will not (with or without notice or lapse of time, or both), (i) conflict with or violate any Law,  Order or Seller Permit applicable to Seller, the Business or the Purchased Assets; (ii) except for the Consents set forth in Schedule 3.2(c), conflict with, result in any violation or breach of or default under, require consent or notice under, or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation under any Assumed Agreement to which any of the Purchased Assets is subject, or result in the creation or imposition of any Lien other than Permitted Liens upon any of the Purchased Assets;  or (iii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of Seller.

3.3        Title to Property.  Excluding for purposes of this Section 3.3 any Intellectual Property rights covered by Section 3.9:

(a)        (i) Seller owns and has good, valid and transferable title to all of the Acquired Assets; (ii) Seller has a valid leasehold interest in all Leased Assets; and (iii) all of the Purchased Assets are free of all Liens other than Permitted Liens.  The Purchased Assets do not include any ownership interest in any real property.    Schedule 3.3 sets forth a true and correct list of all of the Leased Assets and the lease agreements under which their use is governed.

(b)        At the Closing,  Seller will convey to Buyer good and marketable title to the Purchased Assets (except for the Delayed Assets) free of all Liens other than Permitted Liens.

3.4        Completeness of Assets.

(a)        Except for the Excluded Assets, the Delayed Assets, and as set forth on Schedule 3.4(a), the Purchased Assets, together with the rights granted to Buyer pursuant to this Agreement and the Transaction Documents, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the assets and rights (other than employees) necessary to conduct the Business in substantially the same manner as currently conducted.

(b)        The tangible assets included in the Purchased Assets, taken as a whole, are in good operating condition and repair for their intended purpose (subject to normal wear and tear and other impairments of value which do not materially interfere with the use of such assets in the ordinary course of business).

3.5        Financial Information.  Attached hereto as Schedule 1.1(g) are true and complete copies of the Financial Information.  The Financial Information fairly presents in all material respects the revenues, expenses and financial condition of Seller for the years ended December 31, 2015 and 2016, and the three-month period ended March 31, 2017 (the “Interim Balance Sheet Date”). The Financial Information was prepared from, and in accordance with, the general ledger of Seller, which was prepared in accordance with and consistent with GAAP.  The general ledger and related sub-ledgers used in the preparation of the Financial Information are, in all material respects, complete and correct.  Except as set forth on Schedule 3.5, Seller has established and maintains a financial system in which receipts and expenditures of the Business are properly authorized and prepared.

3.6        Permits.  Seller is in possession of all material authorizations, licenses, permits, exceptions, consents, approvals, franchises, variances, exemptions, certificates, registrations, orders, and clearances of any Governmental Entity necessary to carry on the Business as it is now being conducted or for the ownership and use of the Purchased Assets (the “Seller Permits”).  All Seller Permits are in full force and effect and are listed on Schedule 3.6.  None of the Seller Permits has been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of Seller, threatened in writing, and Seller has been and is in compliance in all material respects with the terms of the Seller Permits and any conditions placed thereon.

3.7        Absence of Certain Changes or Events.  Since the Interim Balance Sheet Date, except as set forth on Schedule 3.7, the Business has been conducted, in all material respects, in the ordinary course of business and consistent with past practice, and there has not been a Material Adverse Effect or an event, occurrence or development that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8        Material Contracts.

(a)        Except as set forth on Schedule 3.8(a) or Schedule 3.15(a),  Seller is not party to or bound by any Contract (i) that is material to the Purchased Assets or the operation of the Business, (ii) that involves, or could reasonably be expected to involve, payment by or to Seller in respect of the Business in excess of $25,000 during any 12-month period, (iii) that relates to the Business or the Purchased Assets and to which an Affiliate of Seller is a party,  or (iv) that contains any (A) exclusivity provision, stand-still provision, non-solicitation provision, or covenant prohibiting or limiting competition, (B) “most favored nation” provision or automatic price adjustment mechanism, or (C) right of first refusal, right of first offer, or other preferential right to acquire any Purchased Assets (all Contracts of the type described in this Section 3.8(a), along with all of the Assumed Agreements, but excluding the Seller Benefit Plans, being referred to herein as “Material Contracts”).

(b)        Except as set forth on Schedule 3.8(b),  Seller has made available to Buyer a correct and complete copy of each Material Contract, other than non-exclusive inbound licenses of third-party generally commercially available software (including when such third-party software is provided as an online service) that do not involve, and could not reasonably be expected to involve, payment by or to Seller in respect of the Business in excess of $25,000 during any 12-month period.

(c)        Except as set forth on Schedule 3.8(c) or with respect to the Contracts set forth on Schedule 2.10(j),  (i) each Material Contract that is an Assumed Agreement is valid and binding on Seller, and, to the Knowledge of Seller, each other party thereto, as applicable, and is in full force and effect, (ii) no event or condition exists which constitutes, or, after notice or lapse of time or both, would reasonably be expected to constitute, a material breach or default on the part of Seller or, to the Knowledge of Seller, on the part of any other party under any such Assumed Agreement, (iii) neither Seller nor Seller Shareholder have been provided or received any notice of any intention to terminate any such Assumed Agreement and (iv) there are no material disputes pending or, to the Knowledge of Seller, threatened under any Assumed Agreement.

(d)        Except as set forth on Schedule 3.8(d), none of the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in any breach of any provision of any Assumed Agreement.

(e)        Except as set forth on Schedule 3.8(e), to the Knowledge of Seller, no employee on the Agreed List of Employees is bound by any Contract that materially and adversely limits his or her engaging in or continuing any conduct, activity or practice relating to the Business or that precludes him or her from assigning to Seller any of his or her rights to any invention, improvement or discovery created by him or her in the scope of employment with Seller.

(f)        Schedule 1.1(e) contains a true and complete list of all Excluded Agreements.

3.9        Intellectual Property Rights.

(a)        Schedule 3.9(a) sets forth an accurate and complete list of all registered Trademarks and applications for registration of Trademarks included in the Acquired Assets (collectively, the “Registered Trademarks”) and of all material unregistered Trademarks included in the Acquired Assets.  To the Knowledge of Seller, no Person is using any Trademarks in a manner that infringes Seller’s rights in the Trademarks included in the Acquired Assets.  There are no limited use, concurrent use, co-existence or similar agreements with respect to any Trademarks included in the Acquired Assets.

(b)        Schedule 3.9(b) sets forth an accurate and complete list of all Internet domain names included in the Acquired Assets (collectively, the “Domains”).

(c)        Schedule 3.9(c) sets forth an accurate and complete list of all registered copyrights and all pending applications for registration of copyrights included in the Acquired Assets (collectively, the “Registered Copyrights”).

(d)        Schedule 3.9(d) sets forth an accurate and complete list of all Patents included in the Acquired Assets.

(e)        Schedule 3.9(e) sets forth an accurate and complete list of all social media accounts and registrations held in the name of Seller, used primarily in connection with the operation of the Business or otherwise maintained by or on behalf of Seller on any third party website or service (e.g.,  Facebook, Instagram, YouTube and/or Twitter), the primary purpose of such account or registration being the engagement of end users of the Business.  To the Knowledge of Seller,  Seller’s (or any of its Affiliate’s) use of any such account or registration in connection with the Business as currently conducted by Seller does not violate any terms of use or other terms and conditions relating to such account or registration.

(f)        The Intellectual Property Registrations included in the Acquired Assets are subsisting and valid and enforceable in their respective jurisdictions of registration in accordance with the applicable Laws of such jurisdictions.  The foregoing will not be construed as any representation that any Intellectual Property Registration included in the Acquired Assets will issue on any application therefor.  Neither Seller nor Seller Shareholder have taken any action or failed to take any action that reasonably would be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Intellectual Property Registrations included in the Acquired Assets.  Without limiting the generality of the foregoing, all filing, examination, issuance, and post registration fees associated with or required with respect to the Intellectual Property Registrations included in the Acquired Assets that were due prior to the Closing have been timely paid.

(g)        To the Knowledge of Seller, no Intellectual Property Registration included in the Acquired Assets is involved in any opposition, cancellation or similar proceeding, and no such proceeding is threatened in writing.  Except as described on Schedule 3.9(g)(1), neither Seller nor any Seller Shareholder has (i) received notice of any lawsuit, threat or claim challenging its good and marketable exclusive title in and to any Intellectual Property included in the Acquired Assets or alleging (x) that any Intellectual Property included in the Acquired Assets is invalid, unenforceable or misused or (y) that Seller has breached any Contract relating to Licensed IP or any Intellectual Property included in the Acquired Assets;  or (ii) brought or threatened in writing to bring any action for or alleged in writing (x) any infringement or misappropriation of any Intellectual Property right included in the Acquired Assets,  (y) in connection with the Business, the unenforceability, invalidity or misuse of Intellectual Property of any third party or (z) the breach of any Contract relating to the Licensed IP or the Intellectual Property included in the Acquired Assets.  To the Knowledge of Seller, except as described on Schedule 3.9(g)(2),  no Person is misappropriating, infringing, diluting or violating, in any material respect, any Intellectual Property right included in the Acquired Assets.

(h)        Seller has the right to use and otherwise exploit all Licensed IP as currently used or otherwise exploited by Seller or its Affiliates in the Business.  Seller exclusively owns, free and clear of any Liens other than Permitted Liens, all right, title and interest in and to all of the Intellectual Property owned (or purported to be owned) by Seller and included in the Acquired Assets.  Except as set forth in Schedule 3.9(h), the consummation of the transactions contemplated hereunder will not require the consent of any Person in respect of the right of Buyer to own, use or hold for use any Intellectual Property included in the Acquired Assets as owned, used or held for use in the conduct of the Business as currently conducted.

(i)        All Persons who are or were employed or engaged and paid by Seller, whether as employees, contractors or otherwise, who have participated in the creation and/or development of any Intellectual Property (in each case in a manner sufficient to vest ownership of applicable Intellectual Property under applicable Law) included in the Acquired Assets and material to the Business (other than, as defined below, rights licensed from third parties to Seller under Inbound License Agreements), either solely or jointly with others, have either (i) executed a written assignment of all of their right, title and interest in and to such Intellectual Property to Seller, free and clear of any Liens,  or (ii) consented to the terms of use of the Websites and applications operated by Seller that grants Seller the rights to use any content provided to or uploaded to such websites and applications.

(j)        Schedule 3.9(j) sets forth a complete and accurate list of all Contracts granting to Seller any right or license under or with respect to any Licensed IP (collectively, the “Inbound License Agreements”), except that Schedule 3.9(j) need not include any non-exclusive inbound licenses of third-party generally commercially available software (including when such third-party software is provided as an online service) that do not involve, and could not reasonably be expected to involve, payment by or to Seller in respect of the Business in excess of $25,000 during any 12-month period.  To the Knowledge of Seller, no loss or termination (excluding expiration pursuant to the terms of the Inbound License Agreement) of any rights with respect to any Licensed IP is pending or threatened in writing.

(k)        Except as set forth on Schedule 3.9(l), the Intellectual Property included in the Acquired Assets (including the Owned IP) and the Licensed IP, together, constitute all the Intellectual Property rights material to the conduct of the Business as it is currently conducted.

(l)        Except as disclosed on Schedule 3.9(m)(1),  to the Knowledge of Seller, the conduct of the Business,  including the development, modification, publication, transmission, license, provision, distribution or other exploitation of Intellectual Property included in the Acquired Assets,  has not infringed or misappropriated, and does not infringe or misappropriate, any Intellectual Property rights of any third party or constituted or constitute unfair competition or trade practices under any Law, except as would not be reasonably likely to have a Material Adverse Effect.  Except for take-down notices received by Seller pursuant to 17 USC § 512 of the United States Code or similar Laws and except as disclosed on Schedule 3.9(m)(2),  Seller has not received any notice or claim asserting that Seller has engaged in any such infringement, misappropriation, violation, dilution, unauthorized use or unfair competition or trade practices and, to Seller’s  Knowledge, there is no reasonable basis for any such claim, except as would not be reasonably likely to have a Material Adverse Effect on the Business as currently conducted.  The representations and warranties contained in this Section 3.9(m) constitute the sole representations and warranties of Seller relating to any actual or alleged infringement or misappropriation of any Intellectual Property rights of any third party.

(m)        Schedule 3.9(n) sets forth a complete and accurate list of all Contracts under which Seller or any Affiliate thereof grants to any third party any material right or license under or with respect to any Intellectual Property included in the Acquired Assets (collectively, the “Outbound License Agreements”), indicating for each the title and the parties thereto.

(n)        No  Intellectual Property included in the Acquired Assets or, to the Knowledge of Seller,  any Licensed IP is subject to any outstanding Order restricting the use thereof by Seller,  or, with respect to the Acquired Assets, the sale, transfer, assignment or licensing thereof by Seller to any Person.

(o)        In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personally Identifiable Information from any individuals and entities, the Seller is, and has been, in compliance with all material privacy, data collection and data storage laws and regulations in the United States, Canada and all other relevant jurisdictions..  Without limiting the foregoing, Seller has collected, stored, and used all Personally Identifiable Information collected by Seller via the Websites and related mobile applications distributed or published by Seller in connection with the Business in material accordance with the terms of the Privacy Policy (as defined below) posted on the Websites (at all such times as such Privacy Policy was posted on the Websites) or made available in connection with such applications.  In respect of any such privacy policy that applies to any Website or mobile application included in the Acquired Assets (each, a “Privacy Policy”), it reflects or permits the Business’s actual practices with respect to such Personally Identifiable Information at such time(s) as such Privacy Policy is or was in effect.  “Personally Identifiable

Information” means any information that directly identifies a specific Person and any other information that is stored with such information.

(p)        Seller has taken commercially reasonable steps and implemented reasonable security measures to protect the confidentiality and proprietary nature of any Trade Secrets included in the Acquired Assets.

(q)        To the Knowledge of Seller, other than as set forth on Schedule 3.9(q), there have been no security breaches or other unauthorized access with respect to any database, computer system, or network of the Business. Without limiting the foregoing, to the Knowledge of Seller, there has been no security breach or similar event that has occurred that requires, or will with the passage of time require, public or private disclosure to one or more customers or government agencies.  To the Knowledge of Seller, Seller has not experienced any incident not on Schedule 3.9(q) in which Personally Identifiable Information was or may have been stolen or improperly accessed and Seller has no Knowledge of any facts that reasonably suggests the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding Personally Identifiable Information.  Neither Seller nor Seller Shareholder has disclosed into the public domain any Seller Trade Secrets that are material to the Business

(r)        None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by in the conduct of the Business (collectively, the ‘‘Systems’’) have experienced material bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Seller.

(s)        Seller has taken commercially reasonable steps to protect the security of, and confidential information maintained by, the Websites against any unauthorized use, access, interruption, modification or corruption, as the case may be.

(t)        Schedule 3.9(t) contains a true and correct list of all open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any general public license, lesser general public license or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org  (collectively “Open Source Software”) used by Seller in connection with the Business or any of its products or services that are generally available or in development in any manner that would materially restrict the ability of Seller to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Intellectual Property owned or used by Seller(other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Intellectual Property owned or used by Seller; (iii) the creation of any obligation for the Seller with respect to Intellectual Property owned or used by Seller, or the grant to any third party of any rights or immunities under Intellectual Property owned or used by Seller; or (iv) any other limitation, restriction or condition on the right of Seller with respect to its use or distribution of any Intellectual Property owned or used by Seller.

3.10        Compliance with Laws.

(a)        In connection with its conduct of the Business or its ownership and use of the Purchased Assets,  Seller has been and is in compliance with, and has not been and is not in default under or in violation of, any United States, Canadian, or European Law, or any other Law applicable to Seller or the Business, except as would not have a Material Adverse Effect.

(b)        Seller has not received from any Governmental Entity any written notice, warning letter, regulatory letter, untitled letter, or other written communication or correspondence alleging that Seller is or was in violation of any Law or Seller Permit in connection with its conduct of the Business,  or alleging that Seller was or is the subject of any pending or threatened administrative agency or government entity investigation, proceeding, review, or inquiry in connection with its conduct of the Business.

3.11        Investigations; Litigation;  Orders.  Except as disclosed on Schedule 3.11, there are no (a) proceedings pending (or, to the Knowledge of Seller, investigations or proceedings threatened in writing) by any Governmental Entity with respect to Seller relating to the Business or the Purchased Assets or (b) actions, suits or proceedings pending by or against (or, to the Knowledge of Seller, threatened in writing against) Seller relating to the Business or the Purchased Assets.  There are no Orders against Seller relating to the Business or the Purchased Assets.

3.12        Regulatory Compliance.  Neither Seller nor any of its Affiliates has, directly or indirectly, taken any action with respect to the Business or the Purchased Assets that would cause any of them to be in violation of any anti-corruption or anti-bribery Law that is applicable to the Business or the Purchased Assets (whether by virtue of jurisdiction of organization or conduct of business).  There is no action, proceeding or investigation pending or, to the Knowledge of Seller, threatened in writing with respect to Seller’s or any of its Affiliate’s conduct of the Business relating to any of the foregoing Laws.

3.13        Taxes.

(a)        Seller has timely filed or caused to be timely filed (taking into account any extension of time within which to file) all income and other material Seller Tax Returns required to be filed in connection with the Business or the Purchased Assets for periods ending on or before the Closing Date and all such Tax Returns are true, correct and complete in all material respects.

(b)        All material Taxes or other Tax charges levied, assessed or imposed upon or with respect to the Business or the Purchased Assets that are due and payable prior to the Closing Date have been paid, other than any such Taxes as are being contested in good faith and for which adequate reserves have been provided on the Financial Information.

(c)        There are no audits, examinations, investigations or other proceedings ongoing, pending or threatened in writing with respect to Taxes or Tax assessments of Seller for the Business or the Purchased Assets, and Seller has not received any written notice of deficiency from any Taxing Authority with respect to the Business or the Purchased Assets.

(d)        Seller has not waived any statute of limitations in respect of Taxes related to the Business or the Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business or the Purchased Assets, which such waiver or extension, as the case may be, will remain in effect after the Closing Date.

(e)        There are no Liens for Taxes on any of the Purchased Assets other than Permitted Liens.

(f)        No written claim has been made in the three year period preceding the Closing Date by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction solely in connection with the ownership, operation or management of the Business or the Purchased Assets.

3.14        Labor Matters.

(a)        Schedule 3.14(a) sets forth a true and complete list of all employees on the Agreed List of Employees as of the date hereof, and includes each employee’s name, title, work location, status (e.g., full- or part-time or temporary, overtime classification (e.g., exempt or non-exempt)), date of commencement of employment, rate of base salary or hourly wage, target annual bonus opportunity with Seller, and whether the employee is on leave (and if so, the date on which such leave commenced and the date of expected return to work).  Each employee on the Agreed List of Employees is an “at-will” employee under applicable state Law.

(b)        Schedule 3.14(b) sets forth a true and complete list of all consultants currently providing services to the Business (“Consultants”).  Seller has made available to Buyer true and complete copies of each written services agreement with each Consultant.  Oral agreements with one or more Consultants, if any, do not provide for payment by the Company, in the aggregate, of more than $25,000 during any twelve (12) month period.

(c)        With respect to the employees on the Agreed List of Employees, Seller is and has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.  Except as would not result in material liability to Buyer, there is, and since January 1, 2016, there has been, no unfair labor practice charge, employment discrimination charge, or other complaint against or affecting Seller in respect of the Business pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body including any state labor relations board or equal opportunity agency or any court or tribunal, nor has any written complaint pertaining to any such charge or complaint or potential charge or complaint been filed against Seller.  Except as set forth on Schedule 3.14(c) or as otherwise contemplated in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will

(alone or in combination with any other event) (i) result in any severance payment becoming due to any employees on the Agreed List of Employees or satisfy any prerequisite to any payment or benefit to any such employee, (ii) increase any benefits or give rise to any liability to any such employee under any Seller Benefit Plan,  or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Seller Benefit Plan, or increase the amount of compensation or benefits due to any such employee or his or her beneficiaries.

(d)        Except as would not result in liability to Buyer, with respect to employees on the Agreed List of Employees, Seller has withheld all amounts required by Law to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  There are no pending claims against Seller for workers’ compensation or short or long term disability relating to any employees of Seller who are employed in the Business.

(e)        Except for such matters that would not have a Material Adverse Effect,  Seller has not received written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of Seller relating to the Business and, to the Knowledge of Seller, no such investigation is in progress.  Except for such matters that would not have a Material Adverse Effect,  (i) there are no (and have not been during the two (2) year period preceding the date hereof) strikes or lockouts with respect to any employees of Seller engaged in the Business; (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller with respect to any employees engaged in the Business; and (iii) there is no slowdown or work stoppage in effect or, to the Knowledge of Seller, threatened in writing with respect to any employees engaged in the Business.  Seller is not a party to any collective bargaining agreement or any other type of collective agreement with respect to any employees engaged in the Business.  To the Knowledge of Seller, no union or other workers’ representative is currently engaged in any organizational activities or requests or elections for representation with respect to employees of Seller engaged in the Business.

(f)        Except as would not result in material liability to Buyer, each individual who performs services for the Business and who is not treated by Seller as an employee under applicable Laws (including for Tax withholding purposes) is not an employee under applicable Laws (including for Tax withholding purposes) or for purposes of any Seller Benefit Plan.

3.15        Employee Benefit Plans.

(a)        Schedule 3.15(a) lists all Seller Benefit Plans.  “Seller Benefit Plans” means all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing cash or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Seller for the benefit of employees on the Agreed List of Employees, and all employment agreements or arrangements providing compensation, vacation, severance or other benefits to any employee on the Agreed List of Employees.  True and complete copies or descriptions of each Seller Benefit Plan have been made available to Buyer.

(b)        Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, each Seller Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws.

(c)        None of the Seller Benefit Plans (i) is subject to Title IV of ERISA, (ii) provides for medical or life insurance benefits to retired or former employees of Seller (other than as required under Code Section 4980B, or similar state law)  or (iii) is a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA)  or a  “multiemployer plan” (as defined in Section 4001(a)(3) or ERISA).

(d)        Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, no material action, investigation, dispute, suit, claim, arbitration, or legal, administrative or other proceeding (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of Seller, threatened in writing, with respect to any Seller Benefit Plan, its assets, trust, sponsor, administrator or fiduciary.

(e)        Except as would not result in liability to Buyer, each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) in which employees of Seller who are employed in the Business participate is and has been operated and administered in compliance with Section 409A of the Code in all material respects.

(f)        Seller does not have any liability or indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

(g)        Except as set forth on Schedule 3.15(g), Seller has no ERISA Affiliates.

3.16        Insurance.

(a)        Schedule 3.16(a) sets forth a list of all insurance claims by Seller for damage to or loss of property or income that Seller has referred to insurers with respect to each insurance policy (including policies providing property, casualty, liability, errors and omissions, and workers’ compensation coverage and bond and surety arrangements) to which Seller has been a party at any time during the two  (2) year period ending on the Closing Date:

(b)        Self-Insurance and Claims.   Schedule 3.16(b) describes all self-insurance arrangements affecting Seller and all present claims on any insurance policy. There is no reasonable expectation that any claim will exceed current limits.

3.17        Brokerage Fees.  There is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement made by or on behalf of Seller.

3.18        Powers of Attorney.  There are no Persons holding a power of attorney on behalf of Seller that would enable such Person(s) to sell, assign, lease or otherwise transfer or dispose of any of the Purchased Assets.

3.19        Conflicting Interests.  Except as disclosed on Schedule 3.19, no director or officer of Seller thereof has any direct or indirect financial interest in any Purchased Asset or any material financial interest in any supplier, advertiser or customer of the Business.  Schedule 3.19 contains a true and accurate list of each Assumed Agreement between Seller thereof and any director or officer of Seller thereof.

3.20        Revenue Sources.  Schedule 3.20 lists, with respect to the Business, the fifteen (15) largest customers (determined based on the total gross revenue attributable to each such customer) during the year ended December 31, 2016, and during the three-month period ended March 31, 2017, and states the approximate total gross revenue attributable to each such customer during each such period.  Seller has not received written or, to Seller’s Knowledge, oral notice of termination or of an intention to terminate or materially and adversely alter the relationship with the Business from any customer listed in Schedule 3.20.

3.21        Real Property.

(a)        Seller owns no Owned Real Property.

(b)        Schedule 3.21(b) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  Seller has delivered to Buyer a true and complete copy of each such Lease document.  There are no oral leases or oral occupancy rights not set forth on Schedule 3.21(b). Except as set forth in on Schedule 3.21(b), with respect to each of the Leases:

(i)        such Lease is legal, valid, binding, and in full force and effect in accordance with the terms of such Lease;

(ii)       Seller is not in breach or default under such Lease;

(iii)      to the Knowledge of Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default of such Lease

(iv)      Seller has received no written notice that any security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(v)       Seller does not owe any brokerage commissions or finder’s fees with respect to any Lease;

(vi)      the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

(vii)    Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof.

(viii)   Seller has not entered into any written agreement pursuant to which Seller has collaterally assigned or granted any other lien on all or any portion of Seller’s interest in such Lease.

(c)        The Leased Real Property comprises all of the real property used or intended to be used in the business of Seller; and the Seller is not a party to any agreement or option to purchase any real property or interest therein.

(d)        Seller has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ, or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Seller, threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

(e)        Seller is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the ‘‘Real Property Laws’’).

3.22        Inventory.  The inventory of Seller consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and, except as reserved for in the Financial Information, none of which is slow-moving, obsolete, damaged, defective or subject to write-down at, or prior to, the Effective Time.

3.23        Accounts Receivable.  All accounts receivable of Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible, subject only to the reserve for bad debts set forth on the face of balance sheet as of the Interim Balance Sheet Date.

3.24        Product Warranty.  All of the products manufactured, sold, leased, and delivered by Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties.  True and correct copies of all warranties for the past three years are attached hereto as Schedule 3.24 (the “Product Warranties”).  Seller does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet as of the Interim Balance Sheet Date (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.  Substantially all of the products manufactured, sold, and delivered by Seller are subject to standard terms and conditions of sale in the form provided to Buyer.

3.25        Product Liability.  Seller does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

3.26        Guaranties.  Seller is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

3.27        Environmental, Health, and Safety Matters.  The Seller has for the past five years complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(a)        Without limiting the generality of the foregoing, the Seller has obtained, has for the past five years complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its Business.

(b)        Seller has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to the Seller, the Business, or Seller’s past or current facilities arising under Environmental, Health, and Safety Requirements.

(c)        The Seller has treated, stored, and disposed of all hazardous substances of any type in material compliance with all Environmental, Health, and Safety Requirements.

(d)        Seller has furnished to Buyer all material environmental audits, reports, and other material environmental documents relating to their or their predecessors’ or Affiliates’ past or current properties, facilities, or operations which are in their possession, custody, or under their reasonable control.

3.28        Undisclosed Liabilities.  Except as disclosed on Schedule 1.1(a) (and not in excess of the amounts set forth thereon, the Seller does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for (i) liabilities set forth on the face of the balance sheet dated as of Interim Balance Sheet Date (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

Article IV
TRANSACTIONAL REPRESENTATIONS AND WARRANTIES

4.1        Seller Shareholder Representations and Warranties.  Seller Shareholder represents and warrants to Buyer that the statements contained in this Section 4.1 are true and correct on the date of Closing.

(a)        Authorization.  Seller Shareholder has full power and authority to execute and deliver this Agreement and the other Transactional Documents to which he is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  This Agreement, the other Transaction Documents to which Seller Shareholder is a party and the Employment Agreement constitute the valid and legally binding obligations of Seller Shareholder, enforceable against Seller Shareholder in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.  Seller Shareholder need not give any notice to, make any filing with, or obtain any authorization, Consent, registration, permit or approval of, any Government Entity or any other Person as a result of, in connection with, or as a condition to the execution and delivery of this Agreement or any other Transaction Document by Seller Shareholder and his consummation of the transactions contemplated herein and therein.

(b)        Noncontravention.    Neither the execution, delivery or performance of this Agreement or any other Transaction Document to which Seller Shareholder is a party, nor the consummation of the transactions contemplated herein and therein, by Seller Shareholder will:

(1)        violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Entity to which Seller Shareholder is subject; or

(2)        conflict with, result in a breach of, constitute a default under (with or without notice, lapse of time or both), result in the acceleration of any obligation under, require any notice or Consent under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract, Permit, instrument or other arrangement to which Seller Shareholder is a party or by which Seller Shareholder is bound or to which any of asset of Seller Shareholder is subject.

(c)        Brokers’ Fees.  Seller Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated in this Agreement or any other Transaction Document to which Seller Shareholder is a party for which Buyer could become liable or obligated.

(d)        Shares.  Seller Shareholder has been the sole shareholder of the Company since inception.  Seller Shareholder holds of record and owns beneficially all of the issued and outstanding shares, convertible securities, options, warrants or any other right to acquire equity securities of Seller, in each case free and clear of any restrictions on transfer, Taxes, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Seller Shareholder is not a party to any option, warrant, shareholder agreement, pledge, security agreement, voting trust, proxy or other agreement or understanding with respect to ownership, control, economic benefit or voting of any capital stock of Seller.

4.2        Buyer Representations and Warranties.  Buyer represents and warrants to Seller and Seller Shareholder that the statements contained in this Section 4.2 are true and correct.

(a)        Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

(b)        Corporate Authority Relative to this Agreement; No Violation.

(i)        Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the Employment Agreement, and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement, the Employment Agreement, and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement, the Employment Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings, including approval by the shareholders of Buyer, on the part of Buyer are necessary to authorize the consummation of the transactions contemplated hereby and thereby.  This Agreement, the Employment Agreement, and each of the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming this Agreement, the Employment Agreement, and the other Transaction Documents each constitute the valid and binding agreement of Seller and/or the other parties thereto, this Agreement, the Employment Agreement, and each of the other Transaction Documents to which Buyer is a party constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(ii)       No authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law,  in connection with the execution, delivery and performance of this Agreement, the Employment Agreement, or any other Transaction Document to which Buyer is a party by Buyer and for the consummation by Buyer of the transactions contemplated hereby or thereby.

(iii)      None of the execution, delivery or performance of this Agreement, the Employment Agreement, or the other Transaction Documents to which Buyer is a party by Buyer, the consummation by Buyer of the transactions contemplated hereby or thereby or compliance by Buyer with any of the provisions of this Agreement, the Employment Agreement, or the other Transaction Documents to which Buyer is a party will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Buyer or any other Contract of Buyer,  or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Affiliates or any of their respective properties or assets.

(iv)      The Closing Leaf Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens and restrictions on transfer other than restrictions on transfer under Section 2.14, and applicable securities Laws, and will have been issued in compliance with all applicable securities Laws.

(c)        Litigation.  There is no action, suit, claim, arbitration, mediation or proceeding pending or, to the knowledge of Buyer or any of its Affiliates, threatened in writing against Buyer or any Affiliate thereof, that challenges the transactions contemplated by this Agreement, the Employment Agreement, or any of the Transaction Documents.  As of the date hereof, neither Buyer nor any of its Affiliates nor any of their respective properties is or are subject to any Order which could reasonably be expected to prevent, materially impede or delay the consummation of the transactions contemplated by this Agreement, the Employment Agreement, or any of the Transaction Documents.

(d)        Brokerage Fees.  There is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement made by or on behalf of Buyer or any Affiliate thereof.

(e)        Available Funds.  Buyer has on hand all funds necessary to fund the Purchase Price at Closing.

Article V
CONDITIONS TO CLOSING

[Reserved]

Article VI
CERTAIN COVENANTS

6.1        Confidentiality.  The Parties understand and agree that information disclosed by any Party to another Party under this Agreement is subject to the terms and conditions of that certain Mutual Confidentiality & Non-Disclosure Agreement entered into between Buyer and Seller, dated November 30, 2016 (the “NDA”).  Notwithstanding anything to the contrary contained in the NDA, Buyer’s obligations under the NDA in respect of Trade Secrets or other information included in the Purchased Assets shall terminate upon the Closing.  From and after the Closing, Seller agrees to, and shall direct its Affiliates to (and shall use commercially reasonable efforts to cause its or their respective Representatives to):  (i) treat and hold as confidential any and all information, whether written or oral, relating to the Purchased Assets, (ii) in the event that Seller or any Affiliate thereof is requested or required to disclose any such information by Law, provide Buyer with prompt written notice of such request or requirement (to the extent legally permitted) so that Buyer may seek a protective order or other remedy at Buyer’s sole cost and expense or waive compliance with this Section 6.1, and (iii) in the event that such protective order or other remedy is not obtained or sought, furnish only that portion of such information that Seller is advised by its counsel is legally required or advisable to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that (a) is or becomes generally available to and known by the public through no breach of this Section 6.1 by Seller, any of its Affiliates or their respective Representatives, (b) is acquired after the Closing from a Person who is not known by such Party to be in breach of an obligation of confidentiality with respect to such information, or (c) to the extent that the disclosure of such information is reasonably related to the disclosing party’s enforcement of its rights under this Agreement, the Employment Agreement, or any other Transaction Document.  Notwithstanding the foregoing or any other agreement or other provision hereof to the contrary, at no time shall any information regarding the tax structure or tax treatment of this or any related transaction be treated as confidential.  The obligations in this Section 6.1 shall survive for a period of two (2) years from the date hereof; provided, however, that with respect to Trade Secrets, such obligations shall survive for as long as such Trade Secrets shall be eligible for trade secret protection under applicable Law.

6.2        Public Announcements.  Seller and Buyer will consult with and provide each other the opportunity to review and comment upon any press release or other public statement announcing the completion of the transactions contemplated hereby except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.  Buyer shall not issue any other press release or other public statement or comment prior to consultation with and approval by Seller.

6.3        Closing Conditions; Further Action.

(a)        Each of Buyer and Seller shall use its commercially reasonable efforts to cause all conditions to its and the other Party’s obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement and the other Transaction Documents to which it is a party, to the end that the transactions contemplated herein shall be effected substantially in accordance with its terms as soon as reasonably practicable.

(b)        Following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute and deliver, or cause to be executed and delivered, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of, and consummate and make effective the transactions contemplated by, this Agreement.

6.4        Consents.  Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts (except as otherwise set forth in the last sentence of this Section 6.4) to obtain all Consents required to be obtained by it in connection with the transactions contemplated by this Agreement.  The Parties shall, and shall cause their respective Affiliates to, provide reasonable assistance to the other Parties in obtaining such Consents, including (subject to applicable confidentiality restrictions) providing such financial and other information as shall be reasonably requested by such third parties.  The Parties acknowledge and agree that no party shall have any obligation to pay money or give any guarantee or other consideration in connection with obtaining such Consents.  Without limiting this Section 6.4, Seller shall use commercially reasonable efforts to promptly obtain and deliver to Buyer prior to or at the Closing each Required Consent;  provided that, for the avoidance of doubt, Buyer’s consummation of the transactions contemplated by this Agreement and the other Transaction Documents notwithstanding the failure of Seller and its Affiliates to obtain any such Required

Consent shall be conclusive evidence that Buyer has fulfilled its obligation to exercise commercially reasonable efforts to obtain and deliver such Required Consents to Buyer prior to or at Closing.

Article VII
ADDITIONAL COVENANTS

7.1        Employee Matters.

(a)        Seller shall terminate, as of the Effective Time, the employment of all employees on the Agreed List of Employees who are actively at work on the Closing Date.  Seller shall bear any and all obligations and liability under the WARN Act resulting or otherwise from (i) employment losses as a result of any action by Seller on the Closing Date or, pursuant to this Section 7.1(a), on the Closing Date or (ii) following the Closing Date with respect to any employee of the Business who does not become a Transferred Employee.

(b)        At or prior to the Closing,  Buyer shall make written offers of employment to the Agreed List of Employees set forth on Schedule 7.1(b).  All such employees on the Agreed List of Employees who become employed by Buyer in accordance with this Agreement on or after the Closing Date are hereinafter referred to as the  “Transferred Employees.” Employment with Buyer of Transferred Employees shall commence immediately on the Closing Date unless otherwise agreed by Buyer and a Transferred Employee, and except that employment of individuals on short-term disability leave, maternity leave, military leave or other approved leaves of absence on the Closing Date (“Leave Employees”), except as otherwise provided by Law, shall become effective as of the date they first thereafter present themselves for active work with Buyer;  provided,  however, that Buyer, except to the extent otherwise required by Law, shall have no obligation to hire Leave Employees unless such individuals first thereafter present themselves for active work with Buyer within six (6) months following the Closing Date.  For purposes hereof, Leave Employees who accept an offer of employment from Buyer shall be deemed to be Transferred Employees as of the date they accept employment with Buyer.

(c)        To the extent permitted by Law,  Seller and Buyer shall provide each other with access to information necessary in order to carry out the provisions of this Section 7.1,  including, without limitation, making available information regarding base wages, compensation and bonus and benefit entitlements of the employees on the Agreed List of Employees during their employment with Seller as of the date of this Agreement.

(d)        Effective as of the Closing Date or the payroll period ending immediately after the Closing Date, Seller shall have contributed to Seller’s  401(k) plan all matching or other employer contributions, if any, with respect to the Transferred Employees’ employment service rendered prior to the Closing Date (irrespective of any end-of-year service requirements otherwise applicable to such contributions).  Following the Closing Date,  Seller shall take all actions necessary or appropriate to ensure that, under the terms of its 401(k) plan, each Transferred Employee with an account balance is eligible to receive a distribution as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Buyer shall take the necessary action to cause a 401(k) plan maintained by Buyer to be available for Transferred Employees to participate in on the first Business Day after the

Closing Date (or as soon as administratively possible thereafter).  In addition, Buyer shall permit each Transferred Employee who participates in Seller’s 401(k) plan to elect to make rollover contributions of “eligible rollover distributions” (including any outstanding loan balances) into Buyer’s 401(k) plan the first Business Day after the Closing Date (or as soon as administratively possible thereafter), subject to compliance with applicable Law and subject to the reasonable requirements of Buyer’s 401(k) plan.  Such rollovers by the Transferred Employees may be the total account balance of the Transferred Employee,  or a portion thereof; provided,  however, that with respect to a Transferred Employee’s account for which an outstanding loan (promissory note) will be transferred to Buyer’s  401(k) plan, the total account balance shall be transferred.  Further, only Transferred Employee’s rollovers of cash and outstanding loans may be transferred to Buyer’s 401(k) plan; and, provided,  further,  that with respect to any loan balance transferred, subject to applicable Law and any required consent of individuals, any such loans may be reamortized to reflect any differences in payroll periods.

(e)        Effective as of immediately prior to the Effective Time, the Transferred Employees shall have no further rights to participate in any Seller Benefit Plans as active employees.

(f)        Subject to its obligations set forth in this Section 7.1,  Buyer shall permit each Transferred Employee (and his/her spouse and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees of Buyer are generally eligible to participate, with eligibility effective immediately upon the first Business Day after the Closing Date (and without exclusion from coverage on account of any pre-existing condition except to the extent such persons were subject to such pre-existing condition limitations under a corresponding Seller Benefit Plan), with service with Seller (and any predecessors of Seller) deemed service with Buyer under each of such plans for purposes of eligibility, waiting periods, vesting periods (but not benefit accrual) based on length of service and severance benefits, if applicable.

(g)        Seller will convert to cash and pay to each such employee on the Agreed List of Employees all unpaid, accrued, carried, owed, or unused vacation pay, time or balances through the Closing Date.

(h)        The Parties expressly acknowledge and agree that nothing contained in this Section 7.1 or any other provision of this Agreement shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement of Seller or Buyer, (ii) limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time established, sponsored or maintained by Buyer or any of its Affiliates, (iii) create any third-party beneficiary rights or obligations in any Person (including any employee on the Agreed List of Employees) other than the parties to this Agreement,  or create a contract between Buyer or any of its Affiliates on the one hand and any Person listed on the Agreed List of Employees on the other hand, and no employee on the Agreed List of Employees may rely on this Agreement as the basis for any breach of contract claim against Buyer, (iv) be deemed or construed to require Buyer or any of its Affiliates (including the Business after the Closing Date) to continue to employ any particular employee for any period after the Closing

Date,  or (v) be deemed or construed to limit the right of Buyer or any of its Affiliates after the Closing Date to terminate the employment of any employee on the Agreed List of Employees during any period after the Closing Date or confer on any Person any right to employment or continued employment or to a particular term or condition of employment with Buyer or any of its Affiliates after the Closing Date.

(i)         For purposes of payroll taxes with respect to the Transferred Employees,  Seller and Buyer shall report on a predecessor/successor basis as set forth under the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320.  Seller is responsible for satisfying the applicable tax filings and tax withholding obligations with respect to the employees on the Agreed List of Employees solely for purposes of federal and state income tax Laws, and employment and payroll tax Laws, prior to the Closing Date, and Buyer shall be responsible for satisfying such applicable tax filing and tax withholding obligations with respect to the Transferred Employees on and after the Closing Date.

7.2        Books and Records: Access.  Seller agrees to deliver, or cause to be delivered, to Buyer promptly after the Closing, copies of all Books and Records; provided that any portions thereof that do not relate to the Business or the Purchased Assets may be redacted from the copies delivered to Buyer.  After the Closing until the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books, records and other data pertain, each Party will permit the other Parties and their duly authorized Representatives access, during normal business hours and upon reasonable notice, to, all Contracts, books, records and other data of such Party to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities (to the extent that such Contracts, books, records and data were not previously delivered to such other Party); provided that any portions thereof that do not relate to the Business or the Purchased Assets may be redacted from the copies to which such access is permitted.  In addition, each party agrees that, after the Closing until the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books and records pertain, the other party or its authorized Representatives may, at such other party’s cost and expense, make copies of such party’s books and records (excluding redacted portions thereof) to the extent related to the Business, the Purchased Assets or the Assumed Liabilities and to the extent that such books and records were not delivered to such other party.

7.3        Payments from Third Parties.  In the event that, after the Closing Date, either Buyer or Seller shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the Party receiving such funds shall promptly forward such funds to the proper Party.  The Parties acknowledge and agree there is no right of setoff regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement.

7.4        Tax Matters.

(a)        Seller shall timely file, or cause to be timely filed, all Tax Returns related to the Business or the Purchased Assets required to be filed by Seller with respect to all Pre-Closing Tax Periods and shall, subject to Section 2.7 and Section 7.4(d), pay all Taxes shown as due on such Tax Returns.

(b)        Seller shall not have the right to file any amended Tax Return with regard to the Business or the Purchased Assets for any Pre-Closing Tax Period if such amendment would result in increased Taxes to Buyer, unless Buyer consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall not have the right to file any amended Tax Return with regard to the Business or the Purchased Assets for any Pre-Closing Tax Period, unless Seller consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)        With respect to Tax refunds:

(i)        Seller shall be entitled to any refunds or credits (including interest paid therewith) received in respect of any Tax liability with regard to the Business or the Purchased Assets, in each case (A) in respect of any Pre-Closing Tax Period (provided that Seller shall not be entitled to any such refund or credit (including interest paid therewith) to the extent Buyer pays the Tax for which such refund or credit is owed, unless Buyer has been reimbursed by Seller for such Taxes or such Taxes were included in the final determination of Net Working Capital) or (B) to the extent Seller pays the Tax for which such refund or credit is owed.  Each party shall pay over to the other party any Tax refund to which the other party is entitled promptly after receipt thereof.

(ii)        Except as provided in Section 7.4(c)(i),  Buyer shall be entitled to any refunds or credits (including interest paid therewith) in respect of any Tax liability with regard to the Business or the Purchased Assets.

(iii)        Notwithstanding anything to the contrary herein, if a Taxing Authority subsequently disallows any item or refund with respect to which a Party has received payment from the other Party pursuant to this Section 7.4(c), such recipient Party shall promptly pay (or cause to be paid) to the other Party the full amount of such item or refund (including any interest paid therewith).

(iv)        To the Knowledge of Seller and Seller Shareholder, no Tax refund is in excess of $25,000.

(d)        For purposes of this Agreement, the amount of any Taxes based on or measured by income or receipts of Seller and its Affiliates during the portion of the Straddle Period ending on or before the Closing Date shall be determined based on an interim closing of the books of the relevant entity as of the close of business on the Closing Date, and the amount of any other Taxes of Seller for a Straddle Period which relate to the Pre-Closing Tax Period (such as property Taxes) shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in such Straddle Period.

(e)        Notwithstanding anything in this Agreement to the contrary, Buyer (and any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to withhold and deduct from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold therefrom under the Code or any provision of state, local, or foreign Tax Law (for the avoidance of doubt,

Buyer shall not withhold any amounts under Code Section 1445 if Seller delivers the non-foreign status affidavit described in Section 2.10(f);  provided,  however, that (i) Buyer shall give Seller a written notice specifying the reason for such deduction or withholding, which notice shall be given at least a commercially reasonable period of time before such deduction or withholding is required to allow Seller to obtain reduction of or relief from such deduction or withholding, and (ii) Buyer shall cooperate with Seller to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding.  To the extent that amounts are deducted or withheld in accordance with this Section 7.4(e) and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(f)        The Parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Purchased Assets or the Allocation..

7.5        Covenant Not to Compete.  Seller and Seller Shareholder agree that through December 31, 2020 (the “Restricted Period”), each of Seller and Seller Shareholder shall not, and shall cause its or his controlled Affiliates and immediate family members not to, directly or indirectly, (a) be employed by, be a contractor to, engage in, or manage, operate, control or acquire any ownership interest in any Person that engages in, (i) the business of the Business; (ii) any print-on-demand or similar consumer or wholesale business; or (iii) any business directly or indirectly competitive with the Saatchi Art, Society6 or the Other Art Fair brands of Buyer (the “Restricted Field”), on a worldwide basis, for the shorter of the Restricted Period or the period during which Buyer continues to carry out the Business; or (b) cause, induce or encourage any material actual advertiser, customer, supplier or licensor of the Business, or any other Person who has a material business relationship with the Business as of the Closing Date, to terminate  (or modify in a manner adverse to Buyer) any such relationship; provided, however, that it shall not be a violation of this Section 7.5 for Seller, Seller Shareholder, or any of its or their Affiliates to own, directly or indirectly, solely as an investment, securities of any Person if Seller, Seller Shareholder, or any of its or their Affiliates (1) is not a controlling Person or a member of a group that controls such Person and (2) does not, directly or indirectly, own more than 3.0% of the voting securities of such Person.  For the avoidance of doubt, Seller and Seller Shareholder shall not knowingly and actively assist such Persons in the development of a new business in the Restricted Field.  Each of Seller and Seller Shareholder acknowledges that the restrictions contained in this Section 7.5 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby.

7.6        Non-Solicitation.  During the Restricted Period, (i) Seller will not, and will cause all of its controlled Affiliates and its and their respective officers and directors acting in their capacity as such not to, and shall not authorize or instruct its Representatives to, directly or indirectly, solicit to employ any Transferred Employee, and (ii) Buyer will not, and will cause all of its controlled Affiliates and its and their respective officers and directors acting in their capacity as such not to, and shall not authorize or instruct its Representatives to, directly or indirectly, solicit to employ any of the employees of Seller listed on Schedule 7.6;  provided,  however, that this provision shall not apply to (a) general solicitations of employment not specifically directed towards employees of the other Party and its controlled Affiliates or (b) any individual whose employment relationship is terminated by Buyer or Seller or any of its respective controlled Affiliates following the Closing (including, for this purpose, any of the persons on the Agreed List of Employees who do not become Transferred Employees).

7.7        Conduct of Seller.  Except as otherwise approved by Buyer, Seller shall maintain itself in good standing as a corporation in Colorado for a period of at least three (3) years from and after the Closing Date.

7.8        Restrictions and Lock-Up on Leaf Closing Shares. Seller shall be restricted from resale of the Leaf Closing Shares for six months after Closing due to restrictions under applicable securities laws.  In addition, Seller agrees that it shall only be permitted to sell up 50% of the Leaf Closing Shares between six months after the Closing and the first anniversary of the Closing and the remaining 50% of the Leaf Closing Shares on or after the first anniversary of the Closing Date.  In every instance of sale in which Seller Shareholder remains an employee of Buyer, Seller agrees to restrict sales in accordance with Buyer’s Insider Trading Compliance Program applicable to employees and affiliates generally.

Article VIII
INDEMNIFICATION

8.1        Survival of Representations and Warranties.  All representations and warranties made by any party to this Agreement pursuant hereto shall survive the Closing for a period of twelve (12) months from the Closing Date; provided, however,  (a) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive until sixty (60) days after the expiration of the applicable statute of limitations and (b) the applicable survival period will be extended indefinitely in any case of fraud.  The expiration of any representation or warranty shall not affect any claim made in writing prior to the date of such expiration and, absent fraud neither Seller, nor Seller Shareholder, nor Buyer shall have any liability with respect to any representation or warranty after it shall have expired as to which no claim was made in writing prior to such expiration.  Each covenant and other agreement shall survive the Closing for the period expressly contemplated by its terms.

8.2        Indemnification by Seller.  Subject to the limitations and other terms set forth in this Article VIII, from and after the Closing, Seller and Seller Shareholder agree to jointly and severally indemnify, defend, and hold harmless Buyer and its Affiliates, and their respective directors, officers, employees, agents, stockholders, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses, whether or not involving a third-party claim, arising out of or resulting from:

(a)        any inaccuracy in or breach of any representation or warranty contained in Article III of this Agreement or Section 4.1 of this Agreement;

(b)        any breach of any covenant of Seller or Seller Shareholder contained in this Agreement, including Section 7.5 and Section 7.6;

(c)        any Excluded Liabilities;

(d)        any Taxes attributable to Seller or the Business with respect to any taxable period or portion thereof that ends prior to the Closing Date or arising in connection with the transactions contemplated hereunder; provided, however, that Seller has no obligation to indemnify Buyer for any Taxes included in the final determination of Net Working Capital or for portions of any Transfer Taxes which are the responsibility of Buyer under this Agreement;

(e)        any loan made to Seller Shareholder, Affiliate of Seller or any employee or independent contractor of Seller; and

(f)        any of the items set forth on Schedule 8.2(f).

8.3        Indemnification by Buyer.  Subject to the limitations and other terms set forth in this Article VIII, from and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller, Seller Shareholder, and its and their Affiliates, and their respective directors, officers, employees, agents, stockholders, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses, whether or not involving a third-party claim, arising out of or resulting from:

(a)        any inaccuracy in or breach of any representation or warranty of Buyer contained in Section 4.2 of this Agreement;

(b)        any breach of any covenant of Buyer contained in this Agreement;

(c)        any liability arising out of or relating to the Business or operation of the Business or management and/or operation of the Purchased Assets at any time after Closing, provided however, that this subsection (c) shall not limit Buyer’s claims for Losses under Section 8.2 where Buyer is determined, either by the written agreement of Seller and Seller Shareholder or by final determination of a court of competent jurisdiction, to have a valid claim for Loss as provided in this Agreement;

(d)        any Taxes attributable to Buyer, the Business, the Purchased Assets, or the Assumed Liabilities with respect to any taxable period or portion thereof that begins on or after the Closing Date and any Transfer Taxes which are the responsibility of Seller under this Agreement; or

(e)        any Assumed Liabilities.

8.4        Procedures for Indemnification.

(a)        Promptly after receipt by a Buyer Indemnified Party or Seller Indemnified Party, as applicable (the “Indemnified Party”), of written notice of the assertion or the commencement of any claim or other litigation by a third party with respect to any matter referred to in Sections 8.2(a)-8.2(f) or 8.3(a)-8.3(e), the Indemnified Party shall give written notice thereof to Seller or Buyer, as applicable (the “Indemnifying Party”), which notice shall include a description of the claim or litigation and the good faith estimated amount of Losses asserted in connection therewith (to the extent such Losses can, in good faith, be estimated) and the basis for the claim or litigation, and thereafter shall keep the Indemnifying Party reasonably informed with respect thereto; provided,  however, that failure of the Indemnified Party to give such notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b)        The Indemnifying Party shall be entitled to participate in the defense of such third party claim or litigation giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at its option (subject to the limitations set forth below), to be exercised by giving written notice to the Indemnified Party, shall be entitled to assume the defense thereof at the Indemnifying Party’s expense by appointing a reputable counsel reasonably acceptable (such acceptance not to be unreasonably withheld, conditioned, or delayed) to the Indemnified Party to be the lead counsel in connection with such defense; provided,  however, that:

(i)          the Indemnified Party shall be entitled to participate in the defense of such claim or litigation and to employ counsel of its choice for such purpose, so long as the fees and expenses of such separate counsel are borne by the Indemnified Party;  provided, that if in the reasonable opinion of counsel to the Indemnified Party,  (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party;  or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable documented and out-of-pocket fees and expenses of counsel to the Indemnified Party if it is ultimately determined that such Indemnifying Party is required to indemnify such Indemnified Party hereunder;

(ii)         the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable documented and out-of-pocket fees and expenses of counsel retained by the Indemnified Parties if it is ultimately determined that such Indemnifying Party is required to indemnify such Indemnified Party hereunder if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment; or (B) the claim seeks an injunction or equitable relief against an Indemnified Party;

(iii)        at any time during the pendency of such claim or any litigation or other proceeding relating thereto, the Indemnified Party may assume control of the defense and settlement of such claim upon prior written notice to the Indemnifying Party if, in the reasonable judgment of the Indemnified Party, the Indemnifying Party fails to diligently defend such claim; and

(iv)        if the Indemnifying Party assumes control of the defense of any such claim or litigation, the Indemnified Party shall agree to any settlement, compromise or discharge of such claim or litigation that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such claim or litigation and does not impose any financial or other material obligations or material restrictions on the Indemnified Party in any manner (for clarity, other than obligations for which the Indemnified Party is indemnified hereunder); provided,  however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or litigation or ceasing to defend such claim or litigation if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities with respect to such claim or litigation, with prejudice.

(c)        In order for any Indemnified Party to be entitled to any indemnification pursuant to this Article VIII for a Loss that does not result from any claim or other litigation by a third party, the Indemnified Party shall notify the Indemnifying Party in writing within ten (10) Business Days of such Indemnifying Party becoming aware of the event giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided,  however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim, during which thirty (30) day period the Indemnified Party shall give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any Representative of such Indemnified Party,  including outside legal counsel, accountants and financial advisors of the Indemnified Party related thereto.  If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute for a period of thirty (30) days.  If after the conclusion of such thirty (30) day period the dispute has not been resolved, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.5        Limitations on Indemnification.

(a)        Except with respect to Losses relating to (i) fraud; (ii) breaches of the Seller Fundamental Representations, (iii) Buyer Fundamental Representations, (iv) claims pursuant to Sections 8.2(b), 8.2(c), 8.2(d), 8.2(e),  or (v) claims pursuant to Sections 8.3(b), 8.3(c), 8.3(d),  or 8.3(e), Seller shall have no obligation to indemnify the Buyer Indemnified Parties against Losses pursuant to Section 8.2, and Buyer shall have no obligation to indemnify the Seller Indemnified Parties against Losses pursuant to Section 8.3, unless and until the aggregate of all such Losses suffered or incurred by Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, for which indemnification is sought exceeds $120,000 (the “Deductible Amount”) (in which event the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to indemnification for the amount by which all Losses exceed the Deductible Amount, subject to the other limitations set forth in this Article VIII).  Up to an aggregate of $15,000, no Losses shall be applied against the Deductible Amount for product returns, other than product returns for warranty claims or product liability claims.

(b)        Notwithstanding anything to the contrary herein, Seller shall be obligated to indemnify the Buyer Indemnified Parties against Losses under Section 8.2 only, in the aggregate, up to the Holdback Amount and such indemnity from the Holdback Amount shall be the sole and exclusive remedy for the Buyer Indemnified Parties, other than Losses based on (i) fraud; or (ii) breach of Seller Fundamental Representations, or (iii) Losses under Sections 8.2(b),

8.2(c),  8.2(d), and 8.2(e), and Losses resulting from any of (i), (ii), or (iii) shall be capped at the proceeds actually received by Seller under this Agreement.

(c)        Notwithstanding any provision herein to the contrary, if Seller is obligated to indemnify or reimburse any Buyer Indemnified Party for any indemnification claim in accordance with this Article VIII, the Buyer Indemnified Parties shall in all cases first exhaust, by setoff, the Holdback Amount, Second Installment Amount and Third Installment Amount before seeking recovery directly from Seller or Seller Shareholder.

(d)        During the pendency of any claim for a Loss by a Buyer Indemnified Party in excess of the Deductible Amount, Buyer may suspend payment of the Holdback Amount, Second Installment and/or Third Installment pending a resolution acceptable to Buyer and Seller of the claim or adjudication thereof to a final judgment by a court of competent jurisdiction.  If the amount of the Loss has been estimated by the Buyer Indemnified Party under Section 8.4(a), then the suspended amount shall not be in excess of (i) the estimated amount for the Loss minus (ii) the Deductible Amount (to the extent the Deductible Amount has not been previously exhausted).  In the event that Seller is successful in asserting a defense for more than 50% of the claimed Loss amount, then Buyer shall pay interest at the rate of 2.0% per annum on the remaining amount due to Seller.

(e)        Seller Shareholder and each of Seller and Buyer acknowledges, on behalf of itself and on behalf of the other Seller Indemnified Parties or Buyer Indemnified Parties, that, from and after the Closing, the sole and exclusive remedy thereof with respect to all claims for breach of this Agreement or otherwise with respect to this Agreement or the transactions contemplated hereby, other than claims for fraud or a suit seeking specific performance or any other equitable remedy to require a party hereto to perform its obligations under this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.

(f)        The Indemnified Parties shall assign or otherwise reasonably cooperate with the Indemnifying Party, at the cost and expense of the Indemnifying Party, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

8.6        Calculation and Mitigation of Damages.  Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains to any Indemnified Party after deducting therefrom (a) any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any applicable deductibles, and (b) any Tax benefit realized by the Indemnified Party in connection with such Loss; provided that the Indemnified Party shall have no obligation to (i) seek recovery under such insurance policies or other collateral sources prior to seeking recovery from the Indemnifying Party or (ii) to bring any lawsuit or claim against any insurer, including, without limitation, in connection with any dispute regarding coverage, policy limits or the determination of losses.  Each Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss or potential Loss upon becoming aware of any event or circumstance that gives rise thereto, including seeking recovery under insurance policies.  To the extent an Indemnified Party receives insurance proceeds or any indemnity, contribution or other similar payment from any third party in respect of any claim pursuant to which an Indemnified Party has already recovered Losses from the Holdback Amount or directly from the Indemnifying Party, such Indemnified Party shall return an amount equal to such proceeds and payments to the applicable Indemnifying Party so as not to receive duplicate payments.

8.7        Tax Treatment of Indemnification Payments.  Buyer and Seller agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

8.8        Materiality Scrape.  For purposes of this Article VIII, the amount of any Losses to which an Indemnified Party is entitled in connection with any breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such breached representation or warranty.  For example, in Section 3.21(e), a violation of Real Property Laws resulting in a $100 payment to a third party would not be a breach of the representation in Section 3.21(e) because $100 is not a material amount to the Transaction and the representation is qualified by the word “material”).  However the $100 would be a Loss applied to the Deductible Amount and, if the Deductible Amount had been exceeded, $100 would be payable to Buyer by Seller as a Loss (assuming the indemnification claim was timely and the specified procedure had been followed).

Article IX
TERMINATION

[Reserved]

Article X
MISCELLANEOUS

10.1        Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Seller and Seller Shareholder, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.2        Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that (a) Buyer may assign, in its sole discretion, in whole or in part, its rights, interest and obligations under this Agreement to an Affiliate without the prior written consent of Seller, but no such assignment shall relieve Buyer of its obligations hereunder to the extent any such Affiliate does not satisfy its obligations hereunder, and (b) Seller may assign its right to receive the First Annual Installment, the Second Annual Installment, and/or the Third Annual Installment to Seller Shareholder or a trust for the benefit of Seller Shareholder or Seller Shareholder’s immediate family member, provided that such assignee agrees in writing to jointly and severally undertake the obligations of the Seller hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.3        Severability.  Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto.  Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.4        Notices.  Any notice, request, instruction or other communication to be given hereunder by a party hereto to another party hereto shall be in writing and shall be deemed to have been delivered (a) when delivered personally by hand, (b) when received by the addressee if sent by nationally recognized overnight courier service, or (c) on the third day after the date sent by postpaid registered or certified mail, at the following addresses:

if to Buyer, to:

Leaf Group Ltd.
1655 26th Street
Santa Monica, CA 90404
Attn:  Legal

With a copy (which shall not constitute notice) to:

Sparks Willson Borges Brandt & Johnson, P.C.
24 S. Weber Street, Suite 400
Colorado Springs, CO 80903
Attention:  Ben Sparks
Email:  rbs@sparkswillson.com

if to Seller, to:

DENY Designs
3890 S. Windermere Street
Englewood, CO 80110
Email:  dnyhus@denydesigns.com
Attn: Dustin Nyhus

If to Seller Shareholder, to:

Dustin Nyhus
c/o DENY Designs
3890 S. Windermere Street
Englewood, CO 80110
Email:  dnyhus@denydesigns.com

With a copy (which shall not constitute notice) to:

Bryan Cave
1700 Lincoln Street
Suite 4100
Denver, CO 80203
Attention:  Ronald Tomassi
Email:  ronald.tomassi@bryancave.com

or to such other address for any party hereto as such party shall hereafter designate by like notice.

10.5        Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties hereto only and shall be given no substantive or interpretive effect whatsoever.

10.6        Interpretation.

(a)        Unless otherwise provided herein all monetary values stated herein are expressed in United States currency.

(b)        Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP.  For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.

(c)        The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Except where expressly indicated otherwise, references in this Agreement to any Article, Section, Exhibit or Schedules refer to Articles, Sections, Exhibits or Schedules of this Agreement and any sub-section thereof and any provision contained therein.  The words “or”  or “any” are not exclusive and “such as,” “include”  or “including” are not limiting.  References to this “Agreement”  include all Exhibits, Schedules and other attachments hereto, which are incorporated into this Agreement by reference.

10.7        Counterparts; Effectiveness.  This Agreement may be executed and delivered in one or more counterparts (including by facsimile or PDF copies thereof), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by fax or otherwise) to the other parties.

10.8        Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits and Schedules hereto), the NDA and the other Transaction Documents together constitute the final, complete and exclusive agreement between the parties hereto with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries and affiliates, or representative thereof, including the Letter of Intent dated February 15, 2017, and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than as expressly set forth in Article VIII.

10.9        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement or any Transaction Document is not performed in accordance with its terms and that the parties shall be entitled to specific performance of the terms of this Agreement or any Transaction Document, in addition to any other remedy at law or in equity.

10.10        Costs and Expenses.  All costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses, except as otherwise provided in this Agreement or in any other Transaction Document.

10.11        Governing Law.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to conflict of laws principles that would result in the application of the law of any other state.

10.12        Jurisdiction; Enforcement.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or, if that court does not have jurisdiction, in the state or federal courts located in the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any courts other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.12;  (b) any claim that it or its property is exempt or immune from jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

10.13        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.14        Attorneys’ Fees.  If any proceeding for the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable documented and out-of-pocket attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) from the non-prevailing party of such proceeding.

10.15        No Right of Setoff. Except as expressly set forth in this Agreement, including the terms and conditions set forth in Section 8.5(d), with respect to the Holdback Amount, Second Installment Amount and Third Installment Amount no Party has or is entitled to exercise, and each Party is expressly prohibited from exercising, any right, whether at law, in equity, or under Contract, of setoff with respect to any amount(s) owed or owing to such Party by any other Party to this Agreement under this Agreement, the Employment Agreement, or any other Transaction Document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

SELLER: DENY DESIGNS, A COLORADO CORPORATION

By:	/s/ Dustin Nyhus
Name: Dustin Nyhus
Title: CEO

BUYER: LEAF GROUP LTD., A DELAWARE CORPORATION

By:	/s/ Sean Moriarty
Name: Sean Moriarty
Title: CEO

SELLER SHAREHOLDER:

/s/ Dustin Nyhus
Dustin Nyhus, an individual